Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC.
AND SUBSIDIARIES

Consolidated Financial Statements as of
December 31, 2016, and 2015 and for Each of the
Three Years in the Period Ended December 31, 2016

Consolidated Balance Sheets
(in millions of dollars, except share data)

at December 31,	2016	2015
Assets
Cash and cash equivalents	$4,239	$3,417
Receivables (less allowances of $42 in 2016 and $58 in 2015)	3,499	2,778
Inventories:
Leaf tobacco	2,498	2,640
Other raw materials	1,569	1,613
Finished product	4,950	4,220
	9,017	8,473
Deferred income taxes	—	488
Other current assets	853	648
Total current assets	17,608	15,804
Property, plant and equipment, at cost:
Land and land improvements	590	583
Buildings and building equipment	3,474	3,361
Machinery and equipment	7,366	6,978
Construction in progress	930	845
	12,360	11,767
Less: accumulated depreciation	6,296	6,046
	6,064	5,721
Goodwill (Note 3)	7,324	7,415
Other intangible assets, net (Note 3)	2,470	2,623
Investments in unconsolidated subsidiaries (Note 4)	1,011	890
Deferred income taxes	859	360
Other assets	1,515	1,143
Total Assets	$36,851	$33,956

See notes to consolidated financial statements.

at December 31,	2016	2015
Liabilities
Short-term borrowings (Note 7)	$643	$825
Current portion of long-term debt (Note 7)	2,573	2,405
Accounts payable	1,666	1,289
Accrued liabilities:
Marketing and selling	575	640
Taxes, except income taxes	6,204	5,121
Employment costs	800	903
Dividends payable	1,621	1,589
Other	1,553	1,438
Income taxes	832	970
Deferred income taxes	—	206
Total current liabilities	16,467	15,386
Long-term debt (Note 7)	25,851	25,250
Deferred income taxes	1,897	1,543
Employment costs	2,800	2,566
Other liabilities	736	687
Total liabilities	47,751	45,432
Contingencies (Note 19)
Stockholders’ (Deficit) Equity
Common stock, no par value (2,109,316,331 shares issued in 2016 and 2015)	—	—
Additional paid-in capital	1,964	1,929
Earnings reinvested in the business	30,397	29,842
Accumulated other comprehensive losses	(9,559)	(9,402)
	22,802	22,369
Less: cost of repurchased stock (557,930,784 and 559,972,262 shares in 2016 and 2015, respectively)	35,490	35,613
Total PMI stockholders’ deficit	(12,688)	(13,244)
Noncontrolling interests	1,788	1,768
Total stockholders’ deficit	(10,900)	(11,476)
Total Liabilities and Stockholders’ (Deficit) Equity	$36,851	$33,956

See notes to consolidated financial statements.

Consolidated Statements of Earnings
(in millions of dollars, except per share data)

for the years ended December 31,	2016	2015	2014
Net revenues	$74,953	$73,908	$80,106
Cost of sales	9,391	9,365	10,436
Excise taxes on products	48,268	47,114	50,339
Gross profit	17,294	17,429	19,331
Marketing, administration and research costs	6,405	6,656	7,001
Asset impairment and exit costs (Note 5)	—	68	535
Amortization of intangibles	74	82	93
Operating income	10,815	10,623	11,702
Interest expense, net (Note 14)	891	1,008	1,052
Earnings before income taxes	9,924	9,615	10,650
Provision for income taxes	2,768	2,688	3,097
Equity (income)/loss in unconsolidated subsidiaries, net	(94)	(105)	(105)
Net earnings	7,250	7,032	7,658
Net earnings attributable to noncontrolling interests	283	159	165
Net earnings attributable to PMI	$6,967	$6,873	$7,493
Per share data (Note 10):
Basic earnings per share	$4.48	$4.42	$4.76
Diluted earnings per share	$4.48	$4.42	$4.76

See notes to consolidated financial statements.

Consolidated Statements of Comprehensive Earnings
(in millions of dollars)

for the years ended December 31,	2016	2015	2014
Net earnings	$7,250	$7,032	$7,658
Other comprehensive earnings (losses), net of income taxes:
Change in currency translation adjustments:
Unrealized gains (losses), net of income taxes of ($101) in 2016, ($143) in 2015 and ($161) in 2014	(14)	(2,248)	(1,746)
(Gains)/losses transferred to earnings, net of income taxes of $- in 2016, 2015 and 2014	5	(1)	(5)
Change in net loss and prior service cost:
Net losses and prior service costs, net of income taxes of $78 in 2016, $17 in 2015 and $167 in 2014	(460)	(536)	(1,148)
Amortization of net losses, prior service costs and net transition costs, net of income taxes of ($43) in 2016, ($48) in 2015 and ($42) in 2014	224	227	173
Change in fair value of derivatives accounted for as hedges:
Gains (losses) recognized, net of income taxes of ($4) in 2016, ($5) in 2015 and ($13) in 2014	8	38	98
(Gains) losses transferred to earnings, net of income taxes of ($3) in 2016, $14 in 2015 and $10 in 2014	30	(102)	(38)
Total other comprehensive losses	(207)	(2,622)	(2,666)
Total comprehensive earnings	7,043	4,410	4,992
Less comprehensive earnings attributable to:
Noncontrolling interests	233	113	135
Comprehensive earnings attributable to PMI	$6,810	$4,297	$4,857

See notes to consolidated financial statements.

Consolidated Statements of Stockholders' (Deficit) Equity
(in millions of dollars, except per share data)

	PMI Stockholders’ (Deficit) Equity
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Noncontrolling Interests	Total
Balances, January 1, 2014	$—	$723	$27,843	$(4,190)	$(32,142)	$1,492	$(6,274)
Net earnings			7,493			165	7,658
Other comprehensive earnings (losses), net of income taxes				(2,636)		(30)	(2,666)
Issuance of stock awards and exercise of stock options		(13)			180		167
Dividends declared ($3.88 per share)			(6,087)				(6,087)
Payments to noncontrolling interests						(207)	(207)
Common stock repurchased					(3,800)		(3,800)
Other						6	6
Balances, December 31, 2014	—	710	29,249	(6,826)	(35,762)	1,426	(11,203)
Net earnings			6,873			159	7,032
Other comprehensive earnings (losses), net of income taxes				(2,576)		(46)	(2,622)
Issuance of stock awards		(3)			149		146
Dividends declared ($4.04 per share)			(6,280)				(6,280)
Payments to noncontrolling interests						(171)	(171)
Sale (purchase) of subsidiary shares to/(from) noncontrolling interests (Note 6)		1,222				400	1,622
Balances, December 31, 2015	—	1,929	29,842	(9,402)	(35,613)	1,768	(11,476)
Net earnings			6,967			283	7,250
Other comprehensive earnings (losses), net of income taxes				(157)		(50)	(207)
Issuance of stock awards		37			123		160
Dividends declared ($4.12 per share)			(6,412)				(6,412)
Payments to noncontrolling interests						(219)	(219)
Other		(2)				6	4
Balances, December 31, 2016	$—	$1,964	$30,397	$(9,559)	$(35,490)	$1,788	$(10,900)

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(in millions of dollars)

for the years ended December 31,	2016	2015	2014
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net earnings	$7,250	$7,032	$7,658
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	743	754	889
Deferred income tax (benefit) provision	182	(18)	(62)
Asset impairment and exit costs, net of cash paid	(31)	(164)	175
Cash effects of changes, net of the effects from acquired companies:
Receivables, net	(1,009)	647	(463)
Inventories	(695)	(841)	105
Accounts payable	373	310	177
Income taxes	(209)	(42)	(230)
Accrued liabilities and other current assets	1,477	(8)	(507)
Pension plan contributions	(191)	(154)	(191)
Other	187	349	188
Net cash provided by operating activities	8,077	7,865	7,739
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,172)	(960)	(1,153)
Investments in unconsolidated subsidiaries	(41)	(55)	(29)
Purchase of businesses, net of acquired cash	—	—	(110)
Other	245	307	296
Net cash used in investing activities	(968)	(708)	(996)

See notes to consolidated financial statements.

for the years ended December 31,	2016	2015	2014
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Short-term borrowing activity by original maturity:
Net repayments - maturities of 90 days or less	$(12)	$(266)	$(516)
Issuances - maturities longer than 90 days	—	—	1,007
Repayments - maturities longer than 90 days	—	—	(1,571)
Long-term debt proceeds	3,536	1,539	5,591
Long-term debt repaid	(2,393)	(1,229)	(1,240)
Repurchases of common stock	—	(48)	(3,833)
Dividends paid	(6,378)	(6,250)	(6,035)
Sale (purchase) of subsidiary shares to/(from) noncontrolling interests (Note 6)	7	1,622	—
Other	(173)	(104)	(242)
Net cash used in financing activities	(5,413)	(4,736)	(6,839)
Effect of exchange rate changes on cash and cash equivalents	(874)	(686)	(376)
Cash and cash equivalents:
Increase (Decrease)	822	1,735	(472)
Balance at beginning of year	3,417	1,682	2,154
Balance at end of year	$4,239	$3,417	$1,682

Cash Paid:
Interest	$1,052	$1,045	$1,068
Income taxes	$2,829	$2,771	$3,577

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1.

Background and Basis of Presentation:

Background
Philip Morris International Inc. is a holding company incorporated in Virginia, U.S.A., whose subsidiaries and affiliates and their licensees are engaged in the manufacture and sale of cigarettes, other tobacco products and other nicotine-containing products in markets outside of the United States of America. Throughout these financial statements, the term "PMI" refers to Philip Morris International Inc. and its subsidiaries.
Basis of presentation
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things: pension and benefit plan assumptions; useful lives and valuation assumptions of goodwill and other intangible assets; marketing programs, and income taxes. Actual results could differ from those estimates.
The consolidated financial statements include PMI, as well as its wholly owned and majority-owned subsidiaries. Investments in which PMI exercises significant influence (generally 20%-50% ownership interest) are accounted for under the equity method of accounting. Investments in which PMI has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for under the cost method of accounting. All intercompany transactions and balances have been eliminated.
Certain prior years' amounts have been reclassified to conform with the current year's presentation, due primarily to new accounting guidance related to deferred income taxes and fair value of certain assets that are to be measured at net asset value. For further details, see Note 13. Benefit Plans, Note 16. Fair Value Measurements and Note 22. New Accounting Standards. The reclassifications did not have an impact on PMI's consolidated financial position, results of operations or cash flows in any of the periods presented.

Note 2.

Summary of Significant Accounting Policies:

Cash and cash equivalents

Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Depreciation

Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 15 years, and buildings and building improvements over periods up to 40 years.

Employee benefit plans

PMI provides a range of benefits to its employees and retired employees, including pensions, postretirement health care and postemployment benefits (primarily severance). PMI records annual amounts relating to these plans based on calculations specified under U.S. GAAP. PMI recognizes the funded status of its defined pension and postretirement plans on the consolidated balance sheets. The funded status is measured as the difference between the fair value of the plans assets and the benefit obligation. PMI measures the plan assets and liabilities at the end of the fiscal year. For defined benefit pension plans, the benefit obligation is the projected benefit obligation. For the postretirement health care plans, the benefit obligation is the accumulated postretirement benefit obligation. Any plan with an overfunded status is recognized as an asset, and any plan with an underfunded status is recognized as a liability. Any gains or losses and prior service costs or credits that have not been recognized as a component of net periodic benefit costs are recorded as a component of other comprehensive earnings (losses), net of deferred taxes. PMI elects to recognize actuarial gains/(losses) using the corridor approach.

Foreign currency translation

PMI translates the results of operations of its subsidiaries and affiliates using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of stockholders’ (deficit) equity. In addition, some of PMI’s subsidiaries have assets and liabilities denominated in currencies other than their functional currencies, and to the extent those are not designated as net investment hedges, these assets and liabilities generate transaction gains and losses when translated into their respective functional currencies.

Goodwill and non-amortizable intangible assets valuation

PMI tests goodwill and non-amortizable intangible assets for impairment annually or more frequently if events occur that would warrant such review. During the second quarter of 2016, PMI changed the date of its annual goodwill impairment test from the first quarter to the second quarter.  The change was made to more closely align the impairment testing date with PMI’s long-range planning and forecasting process.  PMI has determined that this change in accounting principle is preferable under the circumstances and believes that the change in the annual impairment testing date did not delay, accelerate, or avoid an impairment charge. The impairment analysis involves comparing the fair value of each reporting unit or non-amortizable intangible asset to the carrying value. If the carrying value exceeds the fair value, goodwill or a non-amortizable intangible asset is considered impaired.

Hedging instruments

Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive losses on the consolidated balance sheet, or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive losses are reclassified to the consolidated statements of earnings in the periods in which operating results are affected by the hedged item. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

Impairment of long-lived assets

PMI reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. PMI performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, PMI groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Impairment of investments in unconsolidated subsidiaries

Investments in unconsolidated subsidiaries are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable. An impairment loss would be recorded whenever a decline in value of an equity investment below its carrying amount is determined to be other than temporary. PMI determines whether a loss is other than temporary by considering the length of time and extent to which the fair value of the equity investment has been less than the carrying amount, the financial condition of the equity investment, and the intent to retain the investment for a period of time is sufficient to allow for any anticipated recovery in market value.

Income taxes

Income tax provisions for jurisdictions outside the United States, as well as state and local income tax provisions, are determined on a separate company basis, and the related assets and liabilities are recorded in PMI’s consolidated balance sheets. Significant judgment is required in determining income tax provisions and in evaluating tax positions. PMI recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes on the consolidated statements of earnings.

Inventories

Inventories are stated at the lower of cost or market. The first-in, first-out and average cost methods are used to cost substantially all inventories. It is a generally recognized industry practice to classify leaf tobacco inventory as a current asset, although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

Marketing costs

PMI supports its products with advertising, adult consumer engagement and trade promotions. Such programs include, but are not limited to, discounts, rebates, in-store display incentives, e-commerce, mobile and other digital platforms, adult consumer activation and promotion activities, as well as costs associated with adult consumer experience outlets and other adult consumer touchpoints and volume-based incentives. Advertising, as well as certain consumer engagement and trade activities costs, are expensed as incurred. Trade promotions are recorded as a reduction of revenues based on amounts estimated as being due to customers at the end of a period, based principally on historical utilization. For interim reporting purposes, advertising and certain consumer engagement expenses are charged to earnings based on estimated sales and related expenses for the full year.

Revenue recognition

PMI recognizes revenues, net of sales incentives and including shipping and handling charges billed to customers, either upon shipment or delivery of goods when title and risk of loss pass to customers. Excise taxes billed by PMI to customers are reported in net revenues. Shipping and handling costs are classified as part of cost of sales.

On May 28, 2014, the Financial Accounting Standards Board issued Accounting Standards Update ASU 2014-09, "Revenue from Contracts with Customers." For further details, see Note 22. New Accounting Standards.

Stock-based compensation

PMI measures compensation cost for all stock-based awards at fair value on date of grant and recognizes the compensation costs over the service periods for awards expected to vest. For further details, see Note 9. Stock Plans.

Note 3.

Goodwill and Other Intangible Assets, net:

Goodwill and other intangible assets, net, by segment were as follows:

	Goodwill		Other Intangible Assets, net
(in millions)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
European Union	$1,238	$1,310	$479	$516
Eastern Europe, Middle East & Africa	372	374	200	201
Asia	3,596	3,581	1,074	1,087
Latin America & Canada	2,118	2,150	717	819
Total	$7,324	$7,415	$2,470	$2,623

Goodwill primarily reflects PMI’s acquisitions in Canada, Colombia, Greece, Indonesia, Mexico, Pakistan and Serbia, as well as the business combination in the Philippines.

The movements in goodwill were as follows:

(in millions)	European Union	Eastern Europe, Middle East & Africa	Asia	Latin America & Canada	Total
Balance at January 1, 2015	$1,439	$476	$3,904	$2,569	$8,388
Changes due to:
Currency	(129)	(102)	(323)	(419)	(973)
Balance at December 31, 2015	1,310	374	3,581	2,150	7,415
Changes due to:
Currency	(72)	(2)	15	(32)	(91)
Balance at December 31, 2016	$1,238	$372	$3,596	$2,118	$7,324

Additional details of other intangible assets were as follows:

	December 31, 2016		December 31, 2015
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizable intangible assets	$1,455		$1,527
Amortizable intangible assets	1,598	$583	1,609	$513
Total other intangible assets	$3,053	$583	$3,136	$513

Non-amortizable intangible assets substantially consist of trademarks from PMI’s acquisitions in Indonesia in 2005 and Mexico in 2007. Amortizable intangible assets primarily consist of certain trademarks and distribution networks associated with business combinations. The gross carrying amount, the range of useful lives as well as the weighted-average remaining useful life of amortizable intangible assets at December 31, 2016, were as follows:

Description (dollars in millions)	Gross Carrying Amount	Initial Estimated Useful Lives	Weighted-Average Remaining Useful Life
Trademarks	$1,364	2 - 40 years	20 years
Distribution networks	147	5 - 30 years	10 years
Other (including farmer contracts and intellectual property rights)	87	4 - 17 years	10 years
	$1,598

Pre-tax amortization expense for intangible assets during the years ended December 31, 2016, 2015 and 2014, was $74 million, $82 million and $93 million, respectively. Amortization expense for each of the next five years is estimated to be $87 million or less, assuming no additional transactions occur that require the amortization of intangible assets.

The decrease in the gross carrying amount of other intangible assets from December 31, 2015, was due to currency movements.

Note 4.

Investments in Unconsolidated Subsidiaries:

At December 31, 2016 and 2015, PMI had total investments in unconsolidated subsidiaries of $1,011 million and $890 million, respectively, which were accounted for under the equity method of accounting. Equity method investments are initially recorded at cost. Under the equity method of accounting, the investment is adjusted for PMI's proportionate share of earnings or losses and movements in currency translation adjustments. The carrying value of our equity method investments at December 31, 2016 and 2015 exceeded our share of the unconsolidated subsidiaries' book value by $867 million and $806 million, respectively. The difference between the investment carrying value and the amount of underlying equity in net assets, excluding $810 million and $744 million attributable to goodwill as of December 31, 2016 and 2015, respectively, is being amortized on a straight-line basis over the underlying assets' estimated useful lives as of the date of the acquisition of 3 to 20 years. At December 31, 2016 and 2015, PMI received year-to-date dividends from unconsolidated subsidiaries of $117 million and $127 million, respectively.

PMI holds a 49% equity interest in United Arab Emirates-based Emirati Investors-TA (FZC) (“EITA”), formerly Arab Investors-TA (FZC). As a result of this transaction, PMI holds an approximate 25% economic interest in Société des Tabacs Algéro-Emiratie (“STAEM”), an Algerian joint venture that is 51% owned by EITA and 49% by the Algerian state-owned enterprise Société Nationale des Tabacs et Allumettes SpA. STAEM manufactures and distributes under license some of PMI’s brands. The initial investment in EITA was recorded at cost and is included in investments in unconsolidated subsidiaries on the consolidated balance sheets.

In 2013, PMI acquired from Megapolis Investment BV a 20% equity interest in Megapolis Distribution BV, the holding company of CJSC TK Megapolis ("Megapolis"), PMI's distributor in Russia, for a purchase price of $760 million. An additional payment of up to $100 million, which was contingent on Megapolis's operational performance over the four fiscal years following the closing of the transaction, was also to be made by PMI if the performance criteria were satisfied. PMI had also agreed to provide Megapolis Investment BV with a $100 million interest-bearing loan. PMI and Megapolis Investment BV had agreed to set off any future contingent payments owed by PMI against the future repayments due under the loan agreement. Any loan repayments in excess of the contingent consideration earned by the performance of Megapolis were to be repaid, in cash, to PMI on March 31, 2017. PMI had initially recorded a $100 million asset related to the loan receivable and a discounted liability of $86 million related to the contingent consideration. The initial investment in Megapolis was recorded at cost and is included in investments in unconsolidated subsidiaries on the consolidated balance sheets. As of December 31, 2016, Megapolis had satisfied the performance criteria, which resulted in total contingent consideration of $100 million. As required under the terms of the agreement, the amount of the contingent consideration was fully offset against the future repayments due under the loan agreement.
PMI’s earnings activity from unconsolidated subsidiaries was as follows:

	For the Years Ended December 31,
(in millions)	2016	2015

Net revenues	$3,985	$4,172

PMI’s balance sheet activity related to unconsolidated subsidiaries was as follows:

	At December 31,
(in millions)	2016	2015

Receivables	$289	$64
Notes receivable	$—	$100
Other liabilities	$—	$100

The activity primarily related to agreements with PMI’s unconsolidated subsidiaries within the Eastern Europe, Middle East & Africa segment. These agreements, which are in the ordinary course of business, are primarily for distribution, contract manufacturing and licenses. PMI eliminated its respective share of all significant intercompany transactions with the equity method investees.

Note 5.

Asset Impairment and Exit Costs:

During 2016, PMI did not incur asset impairment and exit costs. During 2015 and 2014, pre-tax asset impairment and exit costs consisted of the following:

(in millions)	2015	2014
Separation programs:
European Union	$68	$351
Eastern Europe, Middle East & Africa	—	2
Asia	—	35
Latin America & Canada	—	3
Total separation programs	68	391
Asset impairment charges:
European Union	—	139
Latin America & Canada	—	5
Total asset impairment charges	—	144
Asset impairment and exit costs	$68	$535
Movement in Exit Cost Liabilities
The movement in exit cost liabilities for PMI was as follows:

(in millions)
Liability balance, January 1, 2015	$270
Charges, net	68
Cash spent	(232)
Currency/other	(52)
Liability balance, December 31, 2015	$54
Charges, net	—
Cash spent	(31)
Currency/other	(4)
Liability balance, December 31, 2016	$19

Cash payments related to exit costs at PMI were $31 million, $232 million and $360 million for the years ended December 31, 2016, 2015 and 2014, respectively. Future cash payments for exit costs incurred to date are expected to be approximately $19 million and will be substantially paid by the end of 2017.

The pre-tax asset impairment and exit costs shown above are primarily a result of the following:

The Netherlands

On April 4, 2014, PMI announced the initiation by its affiliate, Philip Morris Holland B.V. (“PMH”), of consultations with employee representatives on a proposal to discontinue cigarette production at its factory located in Bergen op Zoom, the Netherlands. PMH reached an agreement with the trade unions and their members on a social plan and ceased cigarette production on September 1, 2014. During 2014, total pre-tax asset impairment and exit costs of $489 million were recorded for this program in the European Union segment. This amount includes employee separation costs of $343 million, asset impairment costs of $139 million and other separation costs of $7 million.

Other
Separation Program Charges
PMI recorded other pre-tax separation program charges of $68 million and $41 million for the years ended December 31, 2015 and 2014, respectively. The 2015 other pre-tax separation program charges primarily related to severance costs for the organizational restructuring in the European Union segment. The 2014 other pre-tax separation program charges were primarily related to severance costs for factory closures in Australia and Canada and the restructuring of the U.S. leaf purchasing model.

Asset Impairment Charges

During 2014, PMI recorded other pre-tax asset impairment charges of $5 million related to a factory closure in Canada.

Note 6.

Acquisitions and Other Business Arrangements:

As announced in June 2015, PMI’s subsidiary PT HM Sampoerna Tbk. (“Sampoerna”), of which PMI held a 98.18% interest, was required to comply with the January 30, 2014, Indonesian Stock Exchange (“IDX”) regulation requiring all listed public companies to have at least a 7.5% public shareholding by January 30, 2016. In order to comply with this requirement, Sampoerna conducted a rights issue (the “Rights Issue”). The exercise price for the rights was set at Rp. 77,000 per share, a 1.349% premium to the closing price on the IDX as of September 30, 2015. In connection with the Rights Issue, PT Philip Morris Indonesia (“PMID”), a fully consolidated subsidiary of PMI, sold 264,209,711 of the rights to third-party investors. Delivery of the rights sold took place on October 26, 2015. The total net proceeds from the Rights Issue were $1.5 billion at prevailing exchange rates on the closing date. The sale of the rights resulted in an increase to PMI's additional paid-in capital of $1.1 billion.

In June 2014, PMI acquired 100% of Nicocigs Limited, a leading U.K.-based e-vapor company, for the final purchase price of $103 million, net of cash acquired, with additional contingent payments of up to $77 million, primarily relating to performance targets over a three-year period. As of December 31, 2016, the performance targets over the three-year period were not met. The effect of this acquisition was not material to PMI's consolidated financial position, results of operations or cash flows in any of the periods presented.

In September 2013, Grupo Carso, S.A.B. de C.V. ("Grupo Carso") sold to PMI its remaining 20% interest in PMI's Mexican tobacco business for $703 million. As a result, PMI now owns 100% of its Mexican tobacco business. A former director of PMI, whose term expired at the Annual Meeting of Shareholders in May 2015, had an affiliation with Grupo Carso. The final purchase price was subject to an adjustment based on the actual performance of the Mexican tobacco business over the three-year period ending two fiscal years after the closing of the purchase. In May 2015, PMI received a payment of $113 million from Grupo Carso as the final purchase price adjustment. This resulted in a total net purchase price of $590 million. In addition, PMI agreed to pay a dividend of approximately $38 million to Grupo Carso related to the earnings of the Mexican tobacco business for the nine months ended September 30, 2013. In March 2014, the dividend was declared and paid. The purchase of the remaining 20% interest resulted in a net decrease to PMI's additional paid-in capital of $559 million.

Note 7.

Indebtedness:

Short-Term Borrowings

At December 31, 2016 and 2015, PMI’s short-term borrowings and related average interest rates consisted of the following:

	December 31, 2016		December 31, 2015
(in millions)	Amount Outstanding	Average Year-End Rate	Amount Outstanding	Average Year-End Rate
Commercial paper	$—	—%	$—	—%
Bank loans	643	5.0	825	6.1
	$643		$825
Given the mix of subsidiaries and their respective local economic environments, the average interest rate for bank loans above can vary significantly from day to day and country to country.
The fair values of PMI’s short-term borrowings at December 31, 2016 and 2015, based upon current market interest rates, approximate the amounts disclosed above.

Long-Term Debt

At December 31, 2016 and 2015, PMI’s long-term debt consisted of the following:

	December 31,
(in millions)	2016	2015
U.S. dollar notes, 1.125% to 6.375% (average interest rate 3.662%), due through 2044	$19,857	$18,091
Foreign currency obligations:
Euro notes, 1.750% to 3.125% (average interest rate 2.400%), due through 2036	6,828	7,423
Swiss franc notes, 0.750% to 2.000% (average interest rate 1.269%), due through 2024	1,312	1,690
Other (average interest rate 3.162%), due through 2024	427	451
	28,424	27,655
Less current portion of long-term debt	2,573	2,405
	$25,851	$25,250
Other debt:
Other foreign currency debt above includes mortgage debt in Switzerland, capital lease obligations and a bank loan in the Philippines.

Debt Issuances Outstanding:
PMI’s debt issuances outstanding at December 31, 2016, were as follows:

(in millions)
Type		Face Value	Interest Rate	Issuance	Maturity
U.S. dollar notes		$550	1.625%	March 2012	March 2017
U.S. dollar notes		$750	1.125%	August 2012	August 2017
U.S. dollar notes		$500	1.250%	August 2015	August 2017
U.S. dollar notes		$500	1.250%	November 2014	November 2017
U.S. dollar notes		$2,500	5.650%	May 2008	May 2018
U.S. dollar notes		$750	1.875%	November 2013	January 2019
U.S. dollar notes		$500	1.375%	February 2016	February 2019
U.S. dollar notes		$1,000	4.500%	March 2010	March 2020
U.S. dollar notes		$750	1.875%	February 2016	February 2021
U.S. dollar notes		$350	4.125%	May 2011	May 2021
U.S. dollar notes		$750	2.900%	November 2011	November 2021
U.S. dollar notes		$750	2.500%	August 2012	August 2022
U.S. dollar notes		$600	2.625%	March 2013	March 2023
U.S. dollar notes		$500	2.125%	May 2016	May 2023
U.S. dollar notes		$500	3.600%	November 2013	November 2023
U.S. dollar notes		$750	3.250%	November 2014	November 2024
U.S. dollar notes		$750	3.375%	August 2015	August 2025
U.S. dollar notes		$750	2.750%	February 2016	February 2026
U.S. dollar notes		$1,500	6.375%	May 2008	May 2038
U.S. dollar notes		$750	4.375%	November 2011	November 2041
U.S. dollar notes		$700	4.500%	March 2012	March 2042
U.S. dollar notes		$750	3.875%	August 2012	August 2042
U.S. dollar notes		$850	4.125%	March 2013	March 2043
U.S. dollar notes		$750	4.875%	November 2013	November 2043
U.S. dollar notes		$750	4.250%	November 2014	November 2044
U.S. dollar notes		$500	4.250%	May 2016(a)	November 2044
EURO notes	(b)	€750 (approximately $951)	2.125%	May 2012	May 2019
EURO notes	(b)	€1,250 (approximately $1,621)	1.750%	March 2013	March 2020
EURO notes	(b)	€750 (approximately $1,029)	1.875%	March 2014	March 2021
EURO notes	(b)	€600 (approximately $761)	2.875%	May 2012	May 2024
EURO notes	(b)	€750 (approximately $972)	2.750%	March 2013	March 2025
EURO notes	(b)	€1,000 (approximately $1,372)	2.875%	March 2014	March 2026
EURO notes	(b)	€500 (approximately $697)	2.875%	May 2014	May 2029
EURO notes	(b)	€500 (approximately $648)	3.125%	June 2013	June 2033
EURO notes	(b)	€500 (approximately $578)	2.000%	May 2016	May 2036
Swiss franc notes	(b)	CHF200 (approximately $217)	0.875%	March 2013	March 2019
Swiss franc notes	(b)	CHF275 (approximately $311)	0.750%	May 2014	December 2019
Swiss franc notes	(b)	CHF325 (approximately $334)	1.000%	September 2012	September 2020
Swiss franc notes	(b)	CHF300 (approximately $335)	2.000%	December 2011	December 2021
Swiss franc notes	(b)	CHF250 (approximately $283)	1.625%	May 2014	May 2024

(a) These notes are a further issuance of the 4.250% notes issued by PMI in November 2014.
(b) USD equivalents for foreign currency notes were calculated based on exchange rates on the date of issuance.

The net proceeds from the sale of the securities listed in the table above were used for general corporate purposes, including working capital requirements and repurchase of PMI's common stock.

Aggregate maturities:
Aggregate maturities of long-term debt are as follows:

(in millions)
2017	$2,573
2018	2,506
2019	2,500
2020	2,623
2021	2,926
2022-2026	7,430
2027-2031	522
Thereafter	7,594
28,674
Debt discounts	(250)
Total long-term debt	$28,424

See Note 16. Fair Value Measurements for additional disclosures related to the fair value of PMI’s debt.

Credit Facilities

On January 27, 2016, PMI entered into an agreement to amend and extend its existing $2.0 billion 364-day revolving credit facility from February 9, 2016, to February 7, 2017.  On January 27, 2016, PMI also entered into an agreement to extend the term of its existing $2.5 billion multi-year revolving credit facility from February 28, 2020, to February 28, 2021.
At December 31, 2016, PMI’s total committed credit facilities and commercial paper outstanding were as follows:

Type (in billions of dollars)	Committed Credit Facilities	Commercial Paper
364-day revolving credit, expiring February 7, 2017	$2.0
Multi-year revolving credit, expiring February 28, 2021	2.5
Multi-year revolving credit, expiring October 1, 2020 (1)	3.5
Total facilities	$8.0
Commercial paper outstanding		$—

(1) On August 30, 2016, PMI entered into an agreement, effective October 1, 2016, to extend the term of its multi-year revolving credit facility, for an additional year covering the period October 1, 2020, to October 1, 2021, in the amount of $3.35 billion.

At December 31, 2016, there were no borrowings under these committed credit facilities, and the entire committed amounts were available for borrowing.

On January 27, 2017, PMI entered into an agreement to extend the term of its $2.0 billion 364-day revolving credit facility from February 7, 2017, to February 6, 2018.

Each of these facilities requires PMI to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization (“consolidated EBITDA”) to consolidated interest expense of not less than 3.5 to 1.0 on a rolling four-quarter basis. At December 31, 2016, PMI’s ratio calculated in accordance with the agreements was 10.6 to 1.0. These facilities do not include any credit rating triggers, material adverse change clauses or any provisions that could require PMI to post collateral. The terms “consolidated EBITDA” and “consolidated interest expense,” both of which include certain adjustments, are defined in the facility agreements previously filed with the Securities and Exchange Commission.

In addition to the committed credit facilities discussed above, certain subsidiaries maintain short-term credit arrangements to meet their respective working capital needs. These credit arrangements, which amounted to approximately $2.9 billion at December 31, 2016 and December 31, 2015, respectively, are for the sole use of the subsidiaries. Borrowings under these arrangements amounted to $643 million at December 31, 2016, and $825 million at December 31, 2015.

Note 8.

Capital Stock:

Shares of authorized common stock are 6.0 billion; issued, repurchased and outstanding shares were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, January 1, 2014	2,109,316,331	(520,313,919)	1,589,002,412
Repurchase of shares		(45,206,473)	(45,206,473)
Issuance of stock awards and exercise of stock options		3,103,757	3,103,757
Balances, December 31, 2014	2,109,316,331	(562,416,635)	1,546,899,696
Issuance of stock awards		2,444,373	2,444,373
Balances, December 31, 2015	2,109,316,331	(559,972,262)	1,549,344,069
Issuance of stock awards		2,041,478	2,041,478
Balances, December 31, 2016	2,109,316,331	(557,930,784)	1,551,385,547

On August 1, 2012, PMI commenced a three-year $18 billion share repurchase program that was authorized by PMI's Board of Directors in June 2012. From August 1, 2012, through December 31, 2014, PMI repurchased 144.6 million shares of its common stock at a cost of $12.7 billion, or $87.48 per share, under this repurchase program. During 2016 and 2015, PMI did not repurchase any shares of its common stock. During 2014, PMI repurchased $3.8 billion of its common stock under the repurchase program.

At December 31, 2016, 27,213,699 shares of common stock were reserved for stock awards under PMI’s stock plans, and 250 million shares of preferred stock, without par value, were authorized but unissued. PMI currently has no plans to issue any shares of preferred stock.

Note 9.

Stock Plans:

In May 2012, PMI's shareholders approved the Philip Morris International Inc. 2012 Performance Incentive Plan (the "2012 Plan"). Under the 2012 Plan, PMI may grant to eligible employees restricted stock, restricted stock units and deferred stock units (collectively referred to as restricted share units), performance-based cash incentive awards and performance-based equity awards. Up to 30 million shares of PMI’s common stock may be issued under the 2012 Plan. At December 31, 2016, shares available for grant under the 2012 Plan were 21,180,030.

In 2008, PMI adopted the Philip Morris International Inc. 2008 Stock Compensation Plan for Non-Employee Directors (the “Non-Employee Directors Plan”). A non-employee director is defined as a member of the PMI Board of Directors who is not a full-time employee of PMI or of any corporation in which PMI owns, directly or indirectly, stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote in the election of directors in such corporation. Up to 1 million shares of PMI common stock may be awarded under the Non-Employee Directors Plan. As of December 31, 2016, shares available for grant under the plan were 677,539.

Restricted share unit (RSU) awards

PMI may grant RSU awards to eligible employees; recipients may not sell, assign, pledge or otherwise encumber such awards. Such awards are subject to forfeiture if certain employment conditions are not met. RSU awards generally vest on the third anniversary of the grant date. RSU awards do not carry voting rights, although they do earn dividend equivalents.

During 2016, the activity for RSU awards was as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Balance at January 1, 2016	5,702,000	$82.92
Granted	1,212,600	89.03
Vested	(2,302,525)	87.81
Forfeited	(111,085)	82.38
Balance at December 31, 2016	4,500,990	$82.08

During the years ended December 31, 2016, 2015 and 2014, the weighted-average grant date fair value of the RSU awards granted to PMI employees and the recorded compensation expense related to RSU awards were as follows:

(in millions, except per RSU award granted)	Total Weighted-Average Grant Date Fair Value of RSU Awards Granted	Weighted-Average Grant Date Fair Value Per RSU Award Granted	Compensation Expense related to RSU Awards
2016	$108	$89.03	$126
2015	$126	$82.28	$166
2014	$189	$77.79	$210

The fair value of the RSU awards at the date of grant is amortized to expense over the restriction period, typically three years after the date of the award, or upon death, disability or reaching the age of 58. As of December 31, 2016, PMI had $105 million of total unrecognized compensation costs related to non-vested RSU awards. These costs are expected to be recognized over a weighted-average period of two years, or upon death, disability or reaching the age of 58.

During the years ended December 31, 2016, 2015 and 2014, share and fair value information for PMI RSU awards that vested were as follows:

(dollars in millions)	Shares of RSU Awards that Vested	Grant Date Fair Value of Vested Shares of RSU Awards	Total Fair Value of RSU Awards that Vested
2016	2,302,525	$202	$210
2015	2,711,974	$217	$224
2014	3,974,560	$255	$320

Performance share unit (PSU) awards

PMI may grant PSU awards to certain executives; recipients may not sell, assign, pledge or otherwise encumber such awards. The PSU awards require the achievement of certain performance factors, which are predetermined at the time of grant, over a three-year performance cycle. PMI’s performance metrics consist of PMI’s Total Shareholder Return (TSR) relative to a predetermined peer group, PMI’s currency-neutral compound annual adjusted operating companies income growth rate, excluding acquisitions, and PMI’s performance against specific measures of innovation. The aggregate of the weighted performance factors for the three metrics determines the percentage of PSUs that will vest at the end of the three-year performance cycle. Each vested PSU entitles the participant to one share of common stock. An aggregate weighted PSU performance factor of 100 will result in the targeted number of PSUs being vested. The minimum percentage of PSUs that can vest is zero, with a maximum percentage of 200. At the end of the performance cycle, participants are entitled to an amount equivalent to the accumulated dividends paid on common stock during the performance cycle for the number of shares earned. PSU awards do not carry voting rights.

During 2016, the activity for PSU awards was as follows:

	Number of Shares	Grant Date Fair Value Subject to TSR Performance Factor Per Share	Grant Date Fair Value Subject to Other Performance Factors Per Share
Balance at January 1, 2016	—	$—	$—
Granted	428,400	104.60	89.02
Vested	—	—	—
Forfeited	(830)	104.60	89.02
Balance at December 31, 2016	427,570	$104.60	$89.02

The grant date fair value of the PSU awards granted to employees during the year ended December 31, 2016, was $22 million or $104.60 per PSU for market based awards subject to the TSR performance factor, which was determined by using the Monte Carlo simulation model, and $19 million or $89.02 per PSU for awards subject to the other performance factors, which was determined by using the average of the high and low market price of PMI’s stock at the date of grant. PMI recorded compensation expense related to PSU awards of $27 million for the year ended December 31, 2016. The fair value of the PSU award at the date of grant is amortized to expense over the performance period, which is typically three years after the date of the award, or upon death, disability or reaching the age of 58. As of December 31, 2016, PMI had $25 million of total unrecognized compensation cost related to non-vested PSU awards. This cost is recognized over a weighted-average performance cycle period of two years, or upon death, disability or reaching the age of 58. PMI did not grant any PSU awards during 2015 and 2014.

Note 10.

Earnings per Share:

.Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and therefore are included in PMI’s earnings per share calculation pursuant to the two-class method.

Basic and diluted earnings per share (“EPS”) were calculated using the following:

	For the Years Ended December 31,
(in millions)	2016	2015	2014
Net earnings attributable to PMI	$6,967	$6,873	$7,493
Less distributed and undistributed earnings attributable to share-based payment awards	19	24	34
Net earnings for basic and diluted EPS	$6,948	$6,849	$7,459
Weighted-average shares for basic and diluted EPS	1,551	1,549	1,566

For the 2016, 2015 and 2014 computations, there were no antidilutive stock options.

Note 11.

Income Taxes:

Earnings before income taxes and provision for income taxes consisted of the following for the years ended December 31, 2016, 2015 and 2014:

(in millions)	2016	2015	2014
Earnings before income taxes	$9,924	$9,615	$10,650
Provision for income taxes:
United States federal and state:
Current	$(39)	$(56)	$(56)
Deferred	293	117	162
Total United States	254	61	106
Outside United States:
Current	2,625	2,762	3,215
Deferred	(111)	(135)	(224)
Total outside United States	2,514	2,627	2,991
Total provision for income taxes	$2,768	$2,688	$3,097

United States income tax is primarily attributable to repatriation costs.

At December 31, 2016, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $23 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. These earnings have been or will be invested to support the growth of PMI's international business. Further, PMI does not foresee a need to repatriate these earnings to the U.S. since its U.S. cash requirements are supported by distributions from foreign entities of earnings that have not been designated as permanently reinvested and existing credit facilities. Repatriation of earnings from foreign subsidiaries for which PMI has asserted that the earnings are permanently reinvested would result in additional U.S. income and foreign withholding taxes. The determination of the amount of deferred tax related to these earnings is not practicable due to the complexity of the U.S. foreign tax credit regime, as well as differences between earnings determined for book and tax purposes mainly resulting from intercompany transactions, purchase accounting and currency fluctuations.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)	2016	2015	2014
Balance at January 1,	$88	$123	$114
Additions based on tax positions related to the current year	13	17	20
Additions for tax positions of previous years	1	6	11
Reductions for tax positions of prior years	(7)	(42)	(3)
Reductions due to lapse of statute of limitations	(14)	(7)	(8)
Settlements	(2)	(1)	(3)
Other	—	(8)	(8)
Balance at December 31,	$79	$88	$123

Unrecognized tax benefits and PMI’s liability for contingent income taxes, interest and penalties were as follows:

(in millions)	December 31, 2016	December 31, 2015	December 31, 2014
Unrecognized tax benefits	$79	$88	$123
Accrued interest and penalties	15	28	40
Tax credits and other indirect benefits	(31)	(40)	(54)
Liability for tax contingencies	$63	$76	$109

The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $47 million at December 31, 2016. The remainder, if recognized, would principally affect deferred taxes.

For the years ended December 31, 2016, 2015 and 2014, PMI recognized income (expense) in its consolidated statements of earnings of $13 million, $3 million and $(19) million, respectively, related to interest and penalties.

PMI is regularly examined by tax authorities around the world and is currently under examination in a number of jurisdictions. The U.S. federal statute of limitations remains open for the years 2013 and onward. Foreign and U.S. state jurisdictions have statutes of limitations generally ranging from three to five years. Years still open to examination by foreign tax authorities in major jurisdictions include Germany (2011 onward), Indonesia (2012 onward), Russia (2015 onward) and Switzerland (2016 onward).

It is reasonably possible that within the next 12 months certain tax examinations will close, which could result in a change in unrecognized tax benefits, along with related interest and penalties. An estimate of any possible change cannot be made at this time.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
Foreign rate differences	(12.6)	(12.3)	(11.2)
Dividend repatriation cost	5.8	5.7	5.0
Other	(0.3)	(0.4)	0.3
Effective tax rate	27.9%	28.0%	29.1%

The 2016 effective tax rate decreased 0.1 percentage point to 27.9%. The change in the effective tax rate for 2016, as compared to 2015, was primarily due to earnings mix by taxing jurisdiction and repatriation cost differences.

The 2015 effective tax rate decreased 1.1 percentage points to 28.0%. The effective tax rate for 2015 was unfavorably impacted by changes to repatriation assertions on certain foreign subsidiary historical earnings ($58 million), partially offset by the recognition of tax benefits of $41 million following the conclusion of the IRS examinations of Altria's consolidated tax returns for the years 2007 and 2008 and PMI's consolidated tax returns for the years 2009 through 2011. Prior to March 28, 2008, PMI was a wholly owned subsidiary of Altria. Excluding the effect of these items, the change in the effective tax rate for 2015, as compared to 2014, was primarily due to earnings mix by taxing jurisdiction and repatriation cost differences.

The 2014 effective tax rate decreased 0.2 percentage points to 29.1%. Excluding 2013 special tax items associated with the American Taxpayer Relief Act of 2012 that was enacted in January 2013 ($17 million) and the enactment of tax law changes in Mexico during 2013 ($14 million), the change in the effective tax rate for the year ended December 31, 2014, was primarily due to earnings mix by taxing jurisdiction and repatriation cost differences.

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following:

	At December 31,
(in millions)	2016	2015
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$287	$275
Accrued pension costs	256	230
Inventory	241	174
Accrued liabilities	137	153
Other	173	164
Total deferred income tax assets	1,094	996
Deferred income tax liabilities:
Trade names	(554)	(593)
Property, plant and equipment	(217)	(218)
Unremitted earnings	(636)	(554)
Foreign exchange	(725)	(532)
Total deferred income tax liabilities	(2,132)	(1,897)
Net deferred income tax liabilities	$(1,038)	$(901)

Note 12.

Segment Reporting:

PMI’s subsidiaries and affiliates are engaged in the manufacture and sale of cigarettes, other tobacco products and other nicotine-containing products in markets outside of the United States of America. Reportable segments for PMI are organized and managed by geographic region. PMI’s reportable segments are the European Union; Eastern Europe, Middle East & Africa; Asia; and Latin America & Canada. PMI records net revenues and operating companies income to its segments based upon the geographic area in which the customer resides.

PMI’s management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income, excluding general corporate expenses and amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. Interest expense, net, and provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by management. Information about total assets by segment is not disclosed because such information is not reported to or used by PMI’s chief operating decision maker. Segment goodwill and other intangible assets, net, are disclosed in Note 3. Goodwill and Other Intangible Assets, net. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2016	2015	2014
Net revenues:
European Union	$27,129	$26,563	$30,517
Eastern Europe, Middle East & Africa	18,286	18,328	20,469
Asia	20,531	19,469	19,255
Latin America & Canada	9,007	9,548	9,865
Net revenues(1)	$74,953	$73,908	$80,106

(1) Total net revenues attributable to customers located in Indonesia, PMI’s largest market in terms of net revenues, were $7.7 billion, $7.1 billion and $7.2 billion for the years ended December 31, 2016, 2015 and 2014, respectively. Total net revenues attributable to customers located in Germany were $7.1 billion, $7.2 billion and $8.3 billion for the years ended December 31, 2016, 2015 and 2014, respectively.

	For the Years Ended December 31,
(in millions)	2016	2015	2014
Earnings before income taxes:
Operating companies income:
European Union	$3,994	$3,576	$3,815
Eastern Europe, Middle East & Africa	3,016	3,425	4,033
Asia	3,196	2,886	3,187
Latin America & Canada	938	1,085	1,030
Amortization of intangibles	(74)	(82)	(93)
General corporate expenses	(161)	(162)	(165)
Less:
Equity (income)/loss in unconsolidated subsidiaries, net	(94)	(105)	(105)
Operating income	10,815	10,623	11,702
Interest expense, net	(891)	(1,008)	(1,052)
Earnings before income taxes	$9,924	$9,615	$10,650

	For the Years Ended December 31,
(in millions)	2016	2015	2014
Depreciation expense:
European Union	$247	$230	$206
Eastern Europe, Middle East & Africa	150	163	212
Asia	184	184	278
Latin America & Canada	79	85	90
	660	662	786
Other	9	10	10
Total depreciation expense	$669	$672	$796

	For the Years Ended December 31,
(in millions)	2016	2015	2014
Capital expenditures:
European Union	$665	$497	$537
Eastern Europe, Middle East & Africa	223	147	216
Asia	180	185	272
Latin America & Canada	103	130	125
	1,171	959	1,150
Other	1	1	3
Total capital expenditures	$1,172	$960	$1,153

	At December 31,
(in millions)	2016	2015	2014
Long-lived assets:
European Union	$3,282	$3,129	$3,242
Eastern Europe, Middle East & Africa	866	743	836
Asia	1,916	1,743	1,838
Latin America & Canada	765	605	704
Total long-lived assets	6,829	6,220	6,620
Other	750	644	269
Total property, plant and equipment, net and Other assets	$7,579	$6,864	$6,889

Long-lived assets consist of non-current assets other than goodwill; other intangible assets, net; deferred tax assets, investments in unconsolidated subsidiaries, and financial instruments. PMI's largest markets in terms of long-lived assets are Switzerland, Indonesia and Italy. Total long-lived assets located in Switzerland, which is reflected in the European Union segment above, were $0.9 billion, $0.9 billion and $1.0 billion at December 31, 2016, 2015 and 2014, respectively. Total long-lived assets located in Indonesia, which is reflected in the Asia segment above, were $0.8 billion, $0.7 billion and $0.7 billion at December 31, 2016, 2015 and 2014, respectively. Total long-lived assets located in Italy, which is reflected in the European Union segment above, were $0.7 billion, $0.4 billion and $0.3 billion at December 31, 2016, 2015 and 2014, respectively.

Items affecting the comparability of results from operations were as follows:

•	Asset Impairment and Exit Costs - See Note 5. Asset Impairment and Exit Costs for a breakdown of asset impairment and exit costs by segment.

•	Acquisitions and Other Business Arrangements - For further details, see Note 6. Acquisitions and Other Business Arrangements.

Note 13.

Benefit Plans:

Pension coverage for employees of PMI’s subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, PMI provides health care and other benefits to substantially all U.S. retired employees and certain non-U.S. retired employees. In general, health care benefits for non-U.S. retired employees are covered through local government plans.

Pension and Postretirement Benefit Plans

Obligations and Funded Status

The postretirement health care plans are not funded. The projected benefit obligations, plan assets and funded status of PMI’s pension plans, and the accumulated benefit obligation and net amount accrued for PMI's postretirement health care plans, at December 31, 2016 and 2015, were as follows:

	Pension
	U.S. Plans		Non-U.S. Plans		Postretirement
(in millions)	2016	2015	2016	2015	2016	2015
Benefit obligation at January 1,	$389	$438	$7,697	$7,638	$211	$238
Service cost	5	5	202	200	3	4
Interest cost	17	17	129	139	9	9
Benefits paid	(18)	(51)	(222)	(225)	(10)	(11)
Settlement and curtailment	—	—	(1)	(16)	—	—
Actuarial losses (gains)	12	(20)	415	261	15	(12)
Currency	—	—	(329)	(365)	(2)	(17)
Other	—	—	91	65	1	—
Benefit obligation at December 31,	405	389	7,982	7,697	227	211
Fair value of plan assets at January 1,	298	312	6,106	6,410
Actual return on plan assets	13	—	309	56
Employer contributions	4	37	187	117
Employee contributions	—	—	39	37
Benefits paid	(18)	(51)	(222)	(225)
Settlement and curtailment	—	—	—	(14)
Currency	—	—	(259)	(275)
Fair value of plan assets at December 31,	297	298	6,160	6,106
Net pension and postretirement liability recognized at December 31,	$(108)	$(91)	$(1,822)	$(1,591)	$(227)	$(211)

At December 31, 2016 and 2015, the Swiss pension plan represented 60% and 61% of the non-U.S. benefit obligation, respectively, and approximately 60% of the non-U.S. fair value of plan assets for each of the years.

At December 31, 2016 and 2015, the amounts recognized on PMI's consolidated balance sheets for the combined U.S. and non-U.S. pension plans, and postretirement plans were as follows:

	Pension		Postretirement
(in millions)	2016	2015	2016	2015
Other assets	$33	$47
Accrued liabilities — employment costs	(23)	(23)	$(10)	$(9)
Long-term employment costs	(1,940)	(1,706)	(217)	(202)
	$(1,930)	$(1,682)	$(227)	$(211)

The accumulated benefit obligation, which represents benefits earned to date, for the U.S. pension plans was $376 million and $360 million at December 31, 2016 and 2015, respectively. The accumulated benefit obligation for non-U.S. pension plans was $7,555 million and $7,157 million at December 31, 2016 and 2015, respectively.

For U.S. pension plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $405 million, $376 million and $297 million, respectively, as of December 31, 2016. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $389 million, $360 million and $298 million, respectively, as of December 31, 2015. The underfunding relates to plans for salaried employees that cannot be funded under IRS regulations. For non-U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $6,529 million, $6,246 million, and $4,712 million, respectively, as of December 31, 2016, and $6,355 million, $5,961 million, and $4,766 million, respectively, as of December 31, 2015.

The following weighted-average assumptions were used to determine PMI’s pension and postretirement benefit obligations at December 31:

	Pension
	U.S. Plans		Non-U.S. Plans		Postretirement
	2016	2015	2016	2015	2016	2015
Discount rate	4.07%	4.30%	1.39%	1.68%	3.68%	4.45%
Rate of compensation increase	3.00	3.00	1.61	1.98
Health care cost trend rate assumed for next year					7.15	6.23
Ultimate trend rate					5.08	4.75
Year that rate reaches the ultimate trend rate					2029	2029

The discount rate for the largest U.S. and non-U.S. pension plans is based on a yield curve constructed from a portfolio of high quality corporate bonds that produces a cash flow pattern equivalent to each plan’s expected benefit payments.  The discount rate for the remaining non-U.S. plans is developed from local bond indices that match local benefit obligations as closely as possible.

Components of Net Periodic Benefit Cost

Net periodic pension and postretirement health care costs consisted of the following for the years ended December 31, 2016, 2015 and 2014:

	Pension
	U.S. Plans			Non-U.S. Plans			Postretirement
(in millions)	2016	2015	2014	2016	2015	2014	2016	2015	2014
Service cost	$5	$5	$5	$202	$200	$211	$3	$4	$4
Interest cost	17	17	17	129	139	205	9	9	10
Expected return on plan assets	(14)	(15)	(16)	(332)	(325)	(357)	—	—	—
Amortization:
Net losses	9	14	6	177	180	115	2	4	2
Prior service cost	—	—	1	4	4	5	—	—	(1)
Settlement and curtailment	—	1	5	4	2	1	—	—	—
Net periodic pension and postretirement costs	$17	$22	$18	$184	$200	$180	$14	$17	$15

As of December 31, 2016, PMI elected to change the method used to calculate the service and interest cost components of the net periodic pension benefit costs. Historically, these costs were determined utilizing a single weighted-average discount rate based on a yield curve used to measure the benefit obligation at the beginning of the period. As of January 1, 2017, PMI will utilize a full yield curve approach in the estimation of the service and interest costs by applying the specific spot rates along the yield curve to the relevant projected cash flows. Specifically, service costs will be determined based on duration-specific spot rates applied to service cost cash flows, and interest costs will be determined by applying duration specific spot rates to the year-by-year projected benefit payments.  PMI has changed to the new method to provide a more precise measurement of service and interest costs by improving the correlation between the projected benefit cash flows to the corresponding spot rates along the yield curve. PMI will account for this change as a change in accounting estimate on a prospective basis. This change does not affect the measurement of PMI’s pension plan obligations and will not have a material impact on PMI’s consolidated results of operations, financial position or cash flows.

Settlement and curtailment charges were due primarily to early retirement programs.

For the combined U.S. and non-U.S. pension plans, the estimated net loss and prior service cost that are expected to be amortized from accumulated other comprehensive earnings into net periodic benefit cost during 2017 are $177 million and $13 million, respectively.

The following weighted-average assumptions were used to determine PMI’s net pension and postretirement health care costs:

	Pension
	U.S. Plans			Non-U.S. Plans			Postretirement
	2016	2015	2014	2016	2015	2014	2016	2015	2014
Discount rate	4.30%	3.95%	4.80%	1.68%	1.92%	3.09%	4.45%	4.20%	5.01%
Expected rate of return on plan assets	4.60	5.10	5.70	5.39	5.38	5.63
Rate of compensation increase	3.00	3.00	3.00	1.98	2.06	2.34
Health care cost trend rate							6.23	6.62	6.60

PMI’s expected rate of return on pension plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

PMI and certain of its subsidiaries sponsor defined contribution plans. Amounts charged to expense for defined contribution plans totaled $56 million, $52 million and $62 million for the years ended December 31, 2016, 2015 and 2014, respectively.
Plan Assets

PMI’s investment strategy for U.S. and non-U.S. pension plans is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the target allocation of PMI’s plan assets is broadly characterized as approximately a 60%/40% split between equity and debt securities. The strategy primarily utilizes indexed U.S. equity securities, international equity securities and investment-grade debt securities. PMI’s plans have no investments in hedge funds, private equity or derivatives. PMI attempts to mitigate investment risk by rebalancing between equity and debt asset classes once a year or as PMI’s contributions and benefit payments are made.

The fair value of PMI’s pension plan assets at December 31, 2016 and 2015, by asset category was as follows:

Asset Category (in millions)	At December 31, 2016	Quoted Prices In Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$8	$8
Equity securities:
U.S. securities	131	131
International securities	432	432
Investment funds(a)	5,270	3,530	$1,740
International government bonds	309	309
Other	10	10
Total assets in the fair value hierarchy	$6,160	$4,420	$1,740	$—
Investment funds measured at net asset value(b)	297
Total assets	$6,457

(a) Investment funds whose objective seeks to replicate the returns and characteristics of specified market indices (primarily MSCI — Europe, Switzerland, North America, Asia Pacific, Japan; Russell 3000; S&P 500 for equities, and Citigroup EMU and Barclays Capital U.S. for bonds), primarily consist of mutual funds, common trust funds and commingled funds. Of these funds, 60% are invested in U.S. and international equities; 19% are invested in U.S. and international government bonds; 11% are invested in real estate and other money markets, and 10% are invested in corporate bonds.

(b) In accordance with FASB ASC Subtopic 820-10, certain investments measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statement of financial position.

Asset Category (in millions)	At December 31, 2015	Quoted Prices In Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$225	$225
Equity securities:
U.S. securities	120	120
International securities	409	409
Investment funds(a)	5,039	3,446	1,593
International government bonds	289	289
Other	24	24
Total assets in the fair value hierarchy	$6,106	$4,513	$1,593	$—
Investment funds measured at net asset value(b)	298
Total assets	$6,404

(a) Investment funds whose objective seeks to replicate the returns and characteristics of specified market indices (primarily MSCI — Europe, Switzerland, North America, Asia Pacific, Japan; Russell 3000; S&P 500 for equities, and Citigroup EMU and Barclays Capital U.S. for bonds), primarily consist of mutual funds, common trust funds and commingled funds. Of these funds, 61% were invested in U.S. and international equities; 18% were invested in U.S. and international government bonds; 11% were invested in real estate and other money markets, and 10% were invested in corporate bonds.

(b) In accordance with FASB ASC Subtopic 820-10, certain investments measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statement of financial position.

See Note 16. Fair Value Measurements for a discussion of the fair value of pension plan assets.

PMI makes, and plans to make, contributions to the extent that they are tax deductible and to meet specific funding requirements of its funded U.S. and non-U.S. pension plans. Currently, PMI anticipates making contributions of approximately $70 million in 2017 to its pension plans, based on current tax and benefit laws. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or changes in interest and currency rates.

The estimated future benefit payments from PMI pension plans at December 31, 2016, are as follows:

(in millions)	U.S. Plans	Non-U.S. Plans
2017	$18	$247
2018	18	272
2019	24	265
2020	22	280
2021	21	300
2022 - 2026	124	1,675
PMI's expected future annual benefit payments for its postretirement health care plans are estimated to be not material through 2026.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care trend rates would have the following effects as of December 31, 2016:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total service and interest cost	23.9%	(18.1)%
Effect on postretirement benefit obligation	19.4	(15.3)
Postemployment Benefit Plans

PMI and certain of its subsidiaries sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs were $166 million, $187 million and $167 million for the years ended December 31, 2016, 2015 and 2014, respectively.

The estimated net loss for the postemployment benefit plans that will be amortized from accumulated other comprehensive losses into net postemployment costs during 2017 is approximately $67 million.

The amounts recognized in accrued postemployment costs on PMI's consolidated balance sheets at December 31, 2016 and 2015, were $727 million and $745 million, respectively.

During 2016, 2015 and 2014, certain salaried employees left PMI under separation programs. These programs resulted in incremental postemployment costs and benefit obligations. For further details see Note 5. Asset Impairment and Exit Costs.

The accrued postemployment costs were determined using a weighted-average discount rate of 2.8% and 3.5% in 2016 and 2015, respectively; an assumed ultimate annual weighted-average turnover rate of 2.8% and 2.7% in 2016 and 2015, respectively; assumed compensation cost increases of 2.6% in 2016 and 2.2% in 2015, and assumed benefits as defined in the respective plans. In accordance with local regulations, certain postemployment plans are funded. As a result, the accrued postemployment costs disclosed above are presented net of the related assets of $25 million and $26 million at December 31, 2016 and 2015, respectively. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Comprehensive Earnings (Losses)

The amounts recorded in accumulated other comprehensive losses at December 31, 2016, consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net losses	$(3,314)	$(73)	$(713)	$(4,100)
Prior service cost	(53)	4	—	(49)
Net transition obligation	(5)	—	—	(5)
Deferred income taxes	350	24	215	589
Losses to be amortized	$(3,022)	$(45)	$(498)	$(3,565)

The amounts recorded in accumulated other comprehensive losses at December 31, 2015, consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net losses	$(3,074)	$(61)	$(710)	$(3,845)
Prior service cost	(40)	5	—	(35)
Net transition obligation	(5)	—	—	(5)
Deferred income taxes	320	20	213	553
Losses to be amortized	$(2,799)	$(36)	$(497)	$(3,332)

The amounts recorded in accumulated other comprehensive losses at December 31, 2014, consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net losses	$(2,760)	$(77)	$(721)	$(3,558)
Prior service cost	(45)	6	—	(39)
Net transition obligation	(6)	—	—	(6)
Deferred income taxes	342	25	216	583
Losses to be amortized	$(2,469)	$(46)	$(505)	$(3,020)

The movements in other comprehensive earnings (losses) during the year ended December 31, 2016, were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$193	$2	$62	$257
Prior service cost	6	—	—	6
Other income/expense:
Net losses	4	—	—	4
Prior service cost	—	—	—	—
Deferred income taxes	(26)	—	(17)	(43)
	177	2	45	224
Other movements during the year:
Net losses	(437)	(15)	(65)	(517)
Prior service cost	(18)	—	—	(18)
Deferred income taxes	55	4	19	78
	(400)	(11)	(46)	(457)
Total movements in other comprehensive earnings (losses)	$(223)	$(9)	$(1)	$(233)

The movements in other comprehensive earnings (losses) during the year ended December 31, 2015, were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$194	$4	$69	$267
Prior service cost	4	—	—	4
Other income/expense:
Net losses	3	—	—	3
Prior service cost	1	—	—	1
Deferred income taxes	(26)	(2)	(20)	(48)
	176	2	49	227
Other movements during the year:
Net losses	(510)	12	(58)	(556)
Deferred income taxes	4	(4)	17	17
	(506)	8	(41)	(539)
Total movements in other comprehensive earnings (losses)	$(330)	$10	$8	$(312)

The movements in other comprehensive earnings (losses) during the year ended December 31, 2014, were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$121	$2	$66	$189
Prior service cost	6	(1)	—	5
Other income/expense:
Net losses	14	2	—	16
Prior service cost	5	—	—	5
Deferred income taxes	(21)	(1)	(20)	(42)
	125	2	46	173
Other movements during the year:
Net losses	(1,149)	(34)	(126)	(1,309)
Prior service cost	(5)	—	—	(5)
Deferred income taxes	118	12	37	167
	(1,036)	(22)	(89)	(1,147)
Total movements in other comprehensive earnings (losses)	$(911)	$(20)	$(43)	$(974)

Note 14.

Additional Information:

	For the Years Ended December 31,
(in millions)	2016	2015	2014
Research and development expense	$429	$423	$433
Advertising expense	$405	$448	$439
Foreign currency net transaction losses	$272	$102	$174
Interest expense	$1,069	$1,132	$1,170
Interest income	(178)	(124)	(118)
Interest expense, net	$891	$1,008	$1,052
Rent expense	$284	$286	$336

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2016, were as follows:

(in millions)
2017	$182
2018	119
2019	89
2020	62
2021	46
Thereafter	164
$662

Note 15.

Financial Instruments:

Overview

PMI operates in markets outside of the United States of America, with manufacturing and sales facilities in various locations around the world. PMI utilizes certain financial instruments to manage foreign currency and interest rate exposure. Derivative financial instruments are used by PMI principally to reduce exposures to market risks resulting from fluctuations in foreign currency exchange and interest rates by creating offsetting exposures. PMI is not a party to leveraged derivatives and, by policy, does not use derivative financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. PMI formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction would not occur, the gain or loss would be recognized in earnings. PMI reports its net transaction gains or losses in marketing, administration and research costs on the consolidated statements of earnings.

PMI uses deliverable and non-deliverable forward foreign exchange contracts, foreign currency swaps and foreign currency options, collectively referred to as foreign exchange contracts ("foreign exchange contracts"), and interest rate contracts to mitigate its exposure to changes in exchange and interest rates from third-party and intercompany actual and forecasted transactions. The primary currencies to which PMI is exposed include the Australian dollar, Euro, Indonesian rupiah, Japanese yen, Mexican peso, Russian ruble, Swiss franc and Turkish lira. At December 31, 2016 and 2015, PMI had contracts with aggregate notional amounts of $29.2 billion and $24.9 billion, respectively. Of the $29.2 billion aggregate notional amount at December 31, 2016, $5.0 billion related to cash flow hedges, $10.6 billion related to hedges of net investments in foreign operations and $13.6 billion related to other derivatives that primarily offset currency exposures on intercompany financing. Of the $24.9 billion aggregate notional amount at December 31, 2015, $3.2 billion related to cash flow hedges, $6.4 billion related to hedges of net investments in foreign operations and $15.3 billion related to other derivatives that primarily offset currency exposures on intercompany financing.

The fair value of PMI’s foreign exchange contracts included in the consolidated balance sheet as of December 31, 2016 and 2015, were as follows:

	Asset Derivatives			Liability Derivatives
		Fair Value			Fair Value
(in millions)	Balance Sheet Classification	2016	2015	Balance Sheet Classification	2016	2015
Foreign exchange contracts designated as hedging instruments	Other current assets	$207	$301	Other accrued liabilities	$66	$26
	Other assets	436	181	Other liabilities	36	117
Foreign exchange contracts not designated as hedging instruments	Other current assets	161	7	Other accrued liabilities	61	29

	Other assets	9	85	Other liabilities	—	—
Total derivatives		$813	$574		$163	$172

For the years ended December 31, 2016, 2015 and 2014, PMI's cash flow and net investment hedging instruments impacted the consolidated statements of earnings and comprehensive earnings as follows:

(pre-tax, millions)	For the Year Ended December 31,
	Amount of Gain/(Loss) Recognized in Other Comprehensive Earnings/(Losses) on Derivatives			Statement of Earnings Classification of Gain/(Loss) Reclassified from Other Comprehensive Earnings/(Losses) into Earnings	Amount of Gain/(Loss) Reclassified from Other Comprehensive Earnings/(Losses) into Earnings
	2016	2015	2014		2016	2015	2014
Derivatives in Cash Flow Hedging Relationship
Foreign exchange contracts	$12	$43	$111
				Net revenues	$(38)	$149	$115
				Cost of sales	46	(3)	—
				Marketing, administration and research costs	(11)	1	(28)
				Interest expense, net	(30)	(31)	(39)
Derivatives in Net Investment Hedging Relationship
Foreign exchange contracts	296	253	269
Total	$308	$296	$380		$(33)	$116	$48

Cash Flow Hedges

PMI has entered into foreign exchange contracts to hedge the foreign currency exchange and interest rate risks related to certain forecasted transactions. The effective portion of gains and losses associated with qualifying cash flow hedge contracts is deferred as a component of accumulated other comprehensive losses until the underlying hedged transactions are reported in PMI’s consolidated statements of earnings. During the years ended December 31, 2016, 2015 and 2014, ineffectiveness related to cash flow hedges was not material. As of December 31, 2016, PMI has hedged forecasted transactions for periods not exceeding the next eighteen months, with the exception of one foreign exchange contract that expires in May 2024. The impact of these hedges is primarily included in operating cash flows on PMI’s consolidated statements of cash flows.
Hedges of Net Investments in Foreign Operations

PMI designates certain foreign currency denominated debt and foreign exchange contracts as net investment hedges of its foreign operations. For the years ended December 31, 2016, 2015 and 2014, these hedges of net investments resulted in gains, net of income taxes, of $430 million, $761 million and $952 million, respectively. These gains were reported as a component of accumulated other comprehensive losses within currency translation adjustments. For the years ended December 31, 2016, 2015 and 2014, ineffectiveness related to net investment hedges was not material. Other investing cash flows on PMI’s consolidated statements of cash flows include the premiums paid for, and settlements of, net investment hedges.

Other Derivatives

PMI has entered into foreign exchange contracts to hedge the foreign currency exchange and interest rate risks related to intercompany loans between certain subsidiaries, and third-party loans. While effective as economic hedges, no hedge accounting is applied for these contracts; therefore, the unrealized gains (losses) relating to these contracts are reported in PMI’s consolidated statements of earnings. For the years ended December 31, 2016, 2015 and 2014, the losses from contracts for which PMI did not apply hedge accounting were $85 million, $587 million and $481 million, respectively. The losses from these contracts substantially offset the gains generated by the underlying intercompany and third-party loans being hedged.

For the years ended December 31, 2016, 2015 and 2014, the net impact of these contracts on the consolidated statements of earnings was not material.

Qualifying Hedging Activities Reported in Accumulated Other Comprehensive Losses

Derivative gains or losses reported in accumulated other comprehensive losses are a result of qualifying hedging activity. Transfers of these gains or losses to earnings are offset by the corresponding gains or losses on the underlying hedged item. Hedging activity affected accumulated other comprehensive losses, net of income taxes, as follows:

	For the Years Ended December 31,
(in millions)	2016	2015	2014
Gain as of January 1,	$59	$123	$63
Derivative (gains)/losses transferred to earnings	30	(102)	(38)
Change in fair value	8	38	98
Gain as of December 31,	$97	$59	$123

At December 31, 2016, PMI expects $60 million of derivative gains that are included in accumulated other comprehensive losses to be reclassified to the consolidated statement of earnings within the next 12 months. These gains are expected to be substantially offset by the statement of earnings impact of the respective hedged transactions.

Contingent Features

PMI’s derivative instruments do not contain contingent features.

Credit Exposure and Credit Risk

PMI is exposed to credit loss in the event of non-performance by counterparties. While PMI does not anticipate non-performance, its risk is limited to the fair value of the financial instruments less any cash collateral received or pledged. PMI actively monitors its exposure to credit risk through the use of credit approvals and credit limits and by selecting and continuously monitoring a diverse group of major international banks and financial institutions as counterparties.

Fair Value

See Note 16. Fair Value Measurements and Note 20. Balance Sheet Offsetting for additional discussion of derivative financial instruments.

Note 16.

Fair Value Measurements:

The authoritative guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of input that may be used to measure fair value, which are as follows:

Level 1	—	Quoted prices in active markets for identical assets or liabilities;
Level 2	—
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

PMI's policy is to reflect transfers between hierarchy levels at the end of the reporting period.
Derivative Financial Instruments

PMI assesses the fair value of its foreign exchange contracts and interest rate contracts using standard valuation models that use, as their basis, readily observable market inputs. The fair value of PMI’s foreign exchange forward contracts is determined by using the prevailing foreign exchange spot rates and interest rate differentials and the respective maturity dates of the instruments. The fair value of PMI’s currency options is determined by using a Black-Scholes methodology based on foreign exchange spot rates and interest rate differentials, currency volatilities and maturity dates. PMI’s derivative financial instruments have been classified within Level 2 at December 31, 2016 and 2015. See Note 15. Financial Instruments for additional discussion of derivative financial instruments.

Pension Plan Assets

The fair value of pension plan assets determined by using readily available quoted market prices in active markets has been classified within Level 1 of the fair value hierarchy at December 31, 2016 and 2015. The fair value of pension plan assets determined by using quoted prices in markets that are not active has been classified within Level 2 at December 31, 2016 and 2015. See Note 13. Benefit Plans for additional discussion of pension plan assets.

Debt

The fair value of PMI’s outstanding debt, which is utilized solely for disclosure purposes, is determined using quotes and market interest rates currently available to PMI for issuances of debt with similar terms and remaining maturities. The aggregate carrying value of PMI’s debt, excluding short-term borrowings and $13 million of capital lease obligations, was $28,411 million at December 31, 2016. The aggregate carrying value of PMI’s debt, excluding short-term borrowings and $13 million of capital lease obligations, was $27,642 million at December 31, 2015. The fair value of PMI's outstanding debt, excluding the aforementioned short-term borrowings and capital lease obligations, was classified within Level 1 and Level 2 at December 31, 2016 and 2015.

The aggregate fair values of PMI’s derivative financial instruments, pension plan assets and debt as of December 31, 2016 and 2015, were as follows:

(in millions)	Fair Value At December 31, 2016	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Foreign exchange contracts	$813	$—	$813	$—
Pension plan assets	6,160	4,420	1,740	—
Total assets in fair value hierarchy	$6,973	$4,420	$2,553	$—
Pension plan assets measured at net asset value(a)	297
Total assets	$7,270
Liabilities:
Debt	$30,192	$29,756	$436	$—
Foreign exchange contracts	163	—	163	—
Total liabilities	$30,355	$29,756	$599	$—

(in millions)	Fair Value At December 31, 2015	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Foreign exchange contracts	$574	$—	$574	$—
Pension plan assets	6,106	4,513	1,593	—
Total assets in fair value hierarchy	$6,680	$4,513	$2,167	$—
Pension plan assets measured at net asset value(a)	298
Total assets	$6,978
Liabilities:
Debt	$29,287	$28,822	$465	$—
Foreign exchange contracts	172	—	172	—
Total liabilities	$29,459	$28,822	$637	$—

(a) In accordance with FASB ASC Subtopic 820-10, certain investments measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in these tables are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statement of financial position.

Note 17.

Accumulated Other Comprehensive Losses:

PMI's accumulated other comprehensive losses, net of taxes, consisted of the following:

(Losses) Earnings	At December 31,
(in millions)	2016	2015	2014
Currency translation adjustments	$(6,091)	$(6,129)	$(3,929)
Pension and other benefits	(3,565)	(3,332)	(3,020)
Derivatives accounted for as hedges	97	59	123
Total accumulated other comprehensive losses	$(9,559)	$(9,402)	$(6,826)

Reclassifications from Other Comprehensive Earnings

The movements in accumulated other comprehensive losses and the related tax impact, for each of the components above, that are due to current period activity and reclassifications to the income statement are shown on the consolidated statements of comprehensive earnings for the years ended December 31, 2016, 2015, and 2014. For the years ended December 31, 2016, 2015, and 2014, $(5) million, $1 million and $5 million of net currency translation adjustment gains/(losses) were transferred from other comprehensive earnings to marketing, administration and research costs in the consolidated statements of earnings, respectively, upon liquidation of subsidiaries. For additional information, see Note 13. Benefit Plans and Note 15. Financial Instruments for disclosures related to PMI's pension and other benefits and derivative financial instruments.

Note 18.

E.C. Agreement:

In 2004, PMI entered into an agreement with the European Commission (“E.C.”) and 10 Member States of the European Union that provides for broad cooperation with European law enforcement agencies on anti-contraband and anti-counterfeit efforts. This agreement was signed by all 27 Member States. The agreement resolved all disputes between the parties relating to these issues. Under the terms of the agreement, PMI made 13 payments over 12 years, including an initial payment of $250 million, which was recorded as a pre-tax charge against its earnings in 2004. The agreement called for additional payments of approximately $150 million on the first anniversary of the agreement (this payment was made in July 2005), approximately $100 million on the second anniversary (this payment was made in July 2006) and approximately $75 million each year thereafter for 10 years, each of which was adjusted based on certain variables, including PMI’s market share in the European Union in the year preceding payment. Because the additional payments were subject to these variables, PMI recorded charges for them as an expense in cost of sales when product was shipped. In addition, PMI was also responsible to pay the excise taxes, VAT and customs duties on qualifying product seizures of up to 90 million cigarettes and was subject to payments of five times the applicable taxes and duties if qualifying product seizures exceeded 90 million cigarettes in a given year. In October 2014, this agreement was amended, and the threshold was increased to 450 million cigarettes in a given year. This modification was effective as of July 2012. PMI’s annual payments related to product seizures have been immaterial. Total charges related to the E.C. Agreement of $34 million, $79 million and $71 million were recorded in cost of sales in 2016, 2015 and 2014, respectively. The E.C. decided not to renew the agreement, which expired in July 2016.

Note 19.

Contingencies:

Tobacco-Related Litigation

Legal proceedings covering a wide range of matters are pending or threatened against us, and/or our subsidiaries, and/or our indemnitees in various jurisdictions. Our indemnitees include distributors, licensees and others that have been named as parties in certain cases and that we have agreed to defend, as well as to pay costs and some or all of judgments, if any, that may be entered against them. Pursuant to the terms of the Distribution Agreement between Altria Group, Inc. ("Altria") and PMI, PMI will indemnify Altria and Philip Morris USA Inc. ("PM USA"), a U.S. tobacco subsidiary of Altria, for tobacco product claims based in substantial part on products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for tobacco product claims based in substantial part on products manufactured by PM USA, excluding tobacco products contract manufactured for PMI.

It is possible that there could be adverse developments in pending cases against us and our subsidiaries. An unfavorable outcome or settlement of pending tobacco-related litigation could encourage the commencement of additional litigation.

Damages claimed in some of the tobacco-related litigation are significant and, in certain cases in Brazil, Canada and Nigeria, range into the billions of U.S. dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrate that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. Much of the tobacco-related litigation is in its early stages, and litigation is subject to uncertainty. However, as discussed below, we have to date been largely successful in defending tobacco-related litigation.

We and our subsidiaries record provisions in the consolidated financial statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, after assessing the information available to it (i) management has not concluded that it is probable that a loss has been incurred in any of the pending tobacco-related cases; (ii) management is unable to estimate the possible loss or range of loss for any of the pending tobacco-related cases; and (iii) accordingly, no estimated loss has been accrued in the consolidated financial statements for unfavorable outcomes in these cases, if any. Legal defense costs are expensed as incurred.

It is possible that our consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Nevertheless, although litigation is subject to uncertainty, we and each of our subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that we have valid defenses to the litigation pending against us, as well as valid bases for appeal of adverse verdicts. All such cases are, and will continue to be, vigorously defended. However, we and our subsidiaries may enter into settlement discussions in particular cases if we believe it is in our best interests to do so.

To date, no tobacco-related case has been finally resolved in favor of a plaintiff against us, our subsidiaries or indemnitees.

The table below lists the number of tobacco-related cases pending against us and/or our subsidiaries or indemnitees as of December 31, 2016, December 31, 2015 and December 31, 2014:

Type of Case	Number of Cases Pending as of December 31, 2016	Number of Cases Pending as of December 31, 2015	Number of Cases Pending as of December 31, 2014
Individual Smoking and Health Cases	64	68	63
Smoking and Health Class Actions	11	11	11
Health Care Cost Recovery Actions	16	16	15
Lights Class Actions	—	—	—
Individual Lights Cases	3	3	2
Public Civil Actions	2	3	2

Since 1995, when the first tobacco-related litigation was filed against a PMI entity, 454 Smoking and Health, Lights, Health Care Cost Recovery, and Public Civil Actions in which we and/or one of our subsidiaries and/or indemnitees were a defendant have been terminated in our favor. Thirteen cases have had decisions in favor of plaintiffs. Nine of these cases have subsequently reached final resolution in our favor and four remain on appeal.

The table below lists the verdict and significant post-trial developments in the four pending cases where a verdict was returned in favor of the plaintiff:

Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
February 2004	Brazil/The Smoker Health Defense Association	Class Action
The Civil Court of São Paulo found defendants liable without hearing evidence. In April 2004, the court awarded “moral damages” of R$1,000 (approximately $319) per smoker per full year of smoking plus interest at the rate of 1% per month, as of the date of the ruling. The court did not assess actual damages, which were to be assessed in a second phase of the case. The size of the class was not defined in the ruling.

Defendants appealed to the São Paulo Court of Appeals, which annulled the ruling in November 2008, finding that the trial court had inappropriately ruled without hearing evidence and returned the case to the trial court for further proceedings. In May 2011, the trial court dismissed the claim. Plaintiff appealed the decision. In February 2015, the appellate court unanimously dismissed plaintiff's appeal. In September 2015, plaintiff appealed to the Superior Court of Justice. In addition, the defendants filed a constitutional appeal to the Federal Supreme Tribunal on the basis that plaintiff did not have standing to bring the lawsuit. This appeal is still pending.

Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
May 27, 2015	Canada/Cecilia Létourneau	Class Action
On May 27, 2015, the Superior Court of the District of Montreal, Province of Quebec ruled in favor of the Létourneau class on liability and awarded a total of CAD 131 million (approximately $100 million) in punitive damages, allocating CAD 46 million (approximately $35 million) to our subsidiary. The trial court ordered defendants to pay the full punitive damage award into a trust within 60 days. The court did not order the payment of compensatory damages.

In June 2015, our subsidiary commenced the appellate process with the Court of Appeal of Quebec. Our subsidiary also filed a motion to cancel the trial court’s order for payment into a trust notwithstanding appeal. In July 2015, the Court of Appeal granted the motion to cancel and overturned the trial court’s ruling that our subsidiary make the payment into a trust. In August 2015, plaintiffs filed a motion for security with the Court of Appeal covering both the Létourneau case and the Blais case described below. In October 2015, the Court of Appeal granted the motion and ordered our subsidiary to furnish security totaling CAD 226 million (approximately $172 million) to cover both the Létourneau and Blais cases. The hearing for the merits appeal took place in November 2016. (See below for further detail.)

Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
May 27, 2015	Canada/Conseil Québécois Sur Le Tabac Et La Santé and Jean-Yves Blais	Class Action
On May 27, 2015, the Superior Court of the District of Montreal, Province of Quebec ruled in favor of the Blais class on liability and found the class members’ compensatory damages totaled approximately CAD 15.5 billion (approximately $11.8 billion), including pre-judgment interest. The trial court awarded compensatory damages on a joint and several liability basis, allocating 20% to our subsidiary (approximately CAD 3.1 billion including pre-judgment interest (approximately $2.4 billion)). The trial court awarded CAD 90,000 (approximately $68,500) in punitive damages, allocating CAD 30,000 (approximately $22,800) to our subsidiary. The trial court ordered defendants to pay CAD 1 billion (approximately $761 million) of the compensatory damage award, CAD 200 million (approximately $152 million) of which is our subsidiary’s portion, into a trust within 60 days.

In June 2015, our subsidiary commenced the appellate process with the Court of Appeal of Quebec. Our subsidiary also filed a motion to cancel the trial court’s order for payment into a trust notwithstanding appeal. In July 2015, the Court of Appeal granted the motion to cancel and overturned the trial court’s ruling that our subsidiary make the payment into a trust. In August 2015, plaintiffs filed a motion for security with the Court of Appeal. In October 2015, the Court of Appeal granted the motion and ordered our subsidiary to furnish security totaling, together with the Létourneau case, CAD 226 million (approximately $172 million). The hearing for the merits appeal took place in November 2016. (See below for further detail.)

Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
August 5, 2016	Argentina/Hugo Lespada	Individual Action
On August 5, 2016, the Civil Court No. 14 - Mar del Plata, issued a verdict in favor of plaintiff, an individual smoker, and awarded him ARS 110,000 (approximately $6,900), plus interest, in compensatory and moral damages.
The Court found that our subsidiary failed to warn plaintiff of the risk of becoming addicted to cigarettes.
On August 23, 2016, our subsidiary filed its notice of appeal.

Pending claims related to tobacco products generally fall within the following categories:

Smoking and Health Litigation: These cases primarily allege personal injury and are brought by individual plaintiffs or on behalf of a class or purported class of individual plaintiffs. Plaintiffs' allegations of liability in these cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, violations of deceptive trade practice laws and consumer protection statutes. Plaintiffs in these cases seek various forms of relief, including compensatory and other damages, and injunctive and equitable relief. Defenses raised in these cases include licit activity, failure to state a claim, lack of defect, lack of proximate cause, assumption of the risk, contributory negligence, and statute of limitations.

As of December 31, 2016, there were a number of smoking and health cases pending against us, our subsidiaries or indemnitees, as follows:

•
64 cases brought by individual plaintiffs in Argentina (35), Brazil (16), Canada (2), Chile (6), Costa Rica (2), Italy (1), the Philippines (1) and Scotland (1), compared with 68 such cases on December 31, 2015, and 63 cases on December 31, 2014; and

•	11 cases brought on behalf of classes of individual plaintiffs in Brazil (2) and Canada (9), compared with 11 such cases on December 31, 2015 and December 31, 2014.

In the first class action pending in Brazil, The Smoker Health Defense Association (ADESF) v. Souza Cruz, S.A. and Philip Morris Marketing, S.A., Nineteenth Lower Civil Court of the Central Courts of the Judiciary District of São Paulo, Brazil, filed July 25, 1995, our subsidiary and another member of the industry are defendants. The plaintiff, a consumer organization, is seeking damages for all addicted smokers and former smokers, and injunctive relief. In 2004, the trial court found defendants liable without hearing evidence and awarded “moral damages” of R$1,000 (approximately $319) per smoker per full year of smoking plus interest at the rate of 1% per month, as of the date of the ruling. The court did not award actual damages, which were to be assessed in the second phase of the case. The size of the class was not estimated. Defendants appealed to the São Paulo Court of Appeals, which annulled the ruling in November 2008, finding that the trial court had inappropriately ruled without hearing evidence and returned the case to the trial court for further proceedings. In May 2011, the trial court dismissed the claim. In February 2015, the appellate court unanimously dismissed plaintiff's appeal. In September 2015, plaintiff appealed to the Superior Court of Justice. In addition, the defendants filed a constitutional appeal to the Federal Supreme Tribunal on the basis that plaintiff did not have standing to bring the lawsuit. Both appeals are still pending.

In the second class action pending in Brazil, Public Prosecutor of São Paulo v. Philip Morris Brasil Industria e Comercio Ltda., Civil Court of the City of São Paulo, Brazil, filed August 6, 2007, our subsidiary is a defendant. The plaintiff, the Public Prosecutor of the State of São Paulo, is seeking (i) damages on behalf of all smokers nationwide, former smokers, and their relatives; (ii) damages on behalf of people exposed to environmental tobacco smoke nationwide, and their relatives; and (iii) reimbursement of the health care costs allegedly incurred for the treatment of tobacco-related diseases by all Brazilian States and Municipalities, and the Federal District. In an interim ruling issued in December 2007, the trial court limited the scope of this claim to the State of São Paulo only. In December 2008, the Seventh Civil Court of São Paulo issued a decision declaring that it lacked jurisdiction because the case involved issues similar to the ADESF case discussed above and should be transferred to the Nineteenth Lower Civil Court in São Paulo where the ADESF case is pending. The court further stated that these cases should be consolidated for the purposes of judgment. In April 2010, the São Paulo Court of Appeals reversed the Seventh Civil Court's decision that consolidated the cases, finding that they are based on different legal claims and are progressing at different stages of proceedings. This case was returned to the Seventh Civil Court of São Paulo, and our subsidiary filed its closing arguments in December 2010. In March 2012, the trial court dismissed the case on the merits. In January 2014, the São Paulo Court of Appeals rejected plaintiff’s appeal and affirmed the trial court decision. In July 2014, plaintiff appealed to the Superior Court of Justice.

In the first class action pending in Canada, Cecilia Létourneau v. Imperial Tobacco Ltd., Rothmans, Benson & Hedges Inc. and JTI Macdonald Corp., Quebec Superior Court, Canada, filed in September 1998, our subsidiary and other Canadian manufacturers (Imperial Tobacco Canada Ltd. and JTI-MacDonald Corp.) are defendants.  The plaintiff, an individual smoker, sought compensatory and punitive damages for each member of the class who is deemed addicted to smoking. The class was certified in 2005.  Trial began in March 2012 and concluded in December 2014. The trial court issued its judgment on May 27, 2015. The trial court found our subsidiary and two other Canadian manufacturers liable and awarded a total of CAD 131 million (approximately $100 million) in punitive damages, allocating CAD 46 million (approximately $35 million) to our subsidiary. The trial court found that defendants violated the Civil Code of Quebec, the Quebec Charter of Human Rights and Freedoms, and the Quebec Consumer Protection Act by failing to warn adequately of the dangers of smoking. The trial court also found that defendants conspired to prevent consumers from learning the dangers of smoking. The trial court further held that these civil faults were a cause of the class members’ addiction. The trial court rejected other grounds of fault advanced by the class, holding that: (i) the evidence was insufficient to show that defendants marketed to youth, (ii) defendants’ advertising did not convey false information about the characteristics of cigarettes, and (iii) defendants did not commit a fault by using the descriptors light or mild for cigarettes with a lower tar delivery. The trial court estimated the size of the addiction class at 918,000 members but declined to award compensatory damages to the addiction class because the evidence did not establish the claims with sufficient accuracy. The trial court ordered defendants to pay the full punitive damage award into a trust within 60 days and found that a claims process to allocate the awarded damages to individual class members would be too expensive and difficult to administer. The trial court ordered a briefing on the proposed process for the distribution of sums remaining from the punitive damage award after payment of attorneys’ fees and legal costs. In June 2015, our subsidiary commenced the appellate process by filing its inscription of appeal of the trial court’s judgment with the Court of Appeal of Quebec. Our subsidiary also filed a motion to cancel the trial court’s order for payment into a trust within 60 days notwithstanding appeal. In July 2015, the Court of Appeal granted the motion to cancel and overturned the trial court’s ruling that our subsidiary make the payment into a trust within 60 days. In August 2015, plaintiffs filed a motion with the Court of Appeal seeking security in both the Létourneau case and the Blais case described below. In October 2015, the Court of Appeal granted the motion and ordered our subsidiary to furnish security totaling CAD 226 million (approximately $172 million), in the form of cash into a court trust or letters of credit, in six equal consecutive quarterly installments of approximately CAD 37.6 million (approximately $28.6 million) beginning in December 2015 through March 2017. See the Blais description for further detail concerning the security order. The Court of Appeal heard oral arguments on the merits appeal in November 2016. Our subsidiary and PMI believe that the findings of liability and damages were incorrect and should ultimately be set aside on any one of many grounds, including the following: (i) holding that defendants violated Quebec law by failing to warn class members of the risks of smoking even after the court found that class members knew, or should have known, of the risks, (ii) finding that plaintiffs were not required to prove that defendants’ alleged misconduct caused injury to each class member in direct contravention of binding precedent, (iii) creating a factual presumption, without any evidence from class members or otherwise, that defendants’ alleged misconduct caused all smoking by all class members, (iv) holding that the addiction class members’ claims for punitive damages were not time-barred even though the case was filed more than three years after a prominent addiction warning appeared on all packages, and (v) awarding punitive damages to punish defendants without proper consideration as to whether punitive damages were necessary to deter future misconduct.

In the second class action pending in Canada, Conseil Québécois Sur Le Tabac Et La Santé and Jean-Yves Blais v. Imperial Tobacco Ltd., Rothmans, Benson & Hedges Inc. and JTI Macdonald Corp., Quebec Superior Court, Canada, filed in November 1998, our subsidiary and other Canadian manufacturers (Imperial Tobacco Canada Ltd. and JTI-MacDonald Corp.) are defendants. The plaintiffs, an anti-smoking organization and an individual smoker, sought compensatory and punitive damages for each member of the class who allegedly suffers from certain smoking-related diseases. The class was certified in 2005. Trial began in March 2012 and concluded in December 2014. The trial court issued its judgment on May 27, 2015. The trial court found our subsidiary and two other Canadian manufacturers liable and found that the class members’ compensatory damages totaled approximately CAD 15.5 billion, including pre-judgment interest (approximately $11.8 billion). The trial court awarded compensatory damages on a joint and several liability basis, allocating 20% to our subsidiary (approximately CAD 3.1 billion, including pre-judgment interest (approximately $2.4 billion)). In addition, the trial court awarded CAD 90,000 (approximately $68,500) in punitive damages, allocating CAD 30,000 (approximately $22,800) to our subsidiary and found that defendants violated the Civil Code of Quebec, the Quebec Charter of Human Rights and Freedoms, and the Quebec Consumer Protection Act by failing to warn adequately of the dangers of smoking. The trial court also found that defendants conspired to prevent consumers from learning the dangers of smoking. The trial court further held that these civil faults were a cause of the class members’ diseases. The trial court rejected other grounds of fault advanced by the class, holding that: (i) the evidence was insufficient to show that defendants marketed to youth, (ii) defendants’ advertising did not convey false information about the characteristics of cigarettes, and (iii) defendants did not commit a fault by using the descriptors light or mild for cigarettes with a lower tar delivery. The trial court estimated the disease class at 99,957 members. The trial court ordered defendants to pay CAD 1 billion (approximately $761 million) of the compensatory damage award into a trust within 60 days, CAD 200 million (approximately $152 million) of which is our subsidiary’s portion and ordered briefing on a proposed claims process for the distribution of damages to individual class members and for payment of attorneys’ fees and legal costs. In June 2015, our subsidiary commenced the appellate process by filing its inscription of appeal of the trial court’s judgment with the Court of Appeal of Quebec. Our subsidiary also filed a motion to cancel the trial court’s order for payment into a trust within 60 days notwithstanding appeal. In July 2015, the Court of Appeal granted the motion to cancel and overturned the trial court’s ruling that our subsidiary make an initial payment within 60 days. In August 2015, plaintiffs filed a motion with the Court of Appeal seeking an order that defendants place irrevocable letters of credit totaling CAD 5 billion (approximately $3.8 billion) into trust, to secure the judgments in both the Létourneau and Blais cases. Plaintiffs subsequently withdrew their motion for security against JTI-MacDonald Corp. and proceeded only against our subsidiary and Imperial Tobacco Canada Ltd. In October 2015, the Court of Appeal granted the motion and ordered our subsidiary to furnish security totaling CAD 226 million (approximately $172 million) to cover both the Létourneau and Blais cases. Such security may take the form of cash into a court trust or letters of credit, in six equal consecutive quarterly installments of approximately CAD 37.6 million (approximately $28.6 million) beginning in December 2015 through March 2017. The Court of Appeal ordered Imperial Tobacco Canada Ltd. to furnish security totaling CAD 758 million (approximately $577 million) in seven equal consecutive quarterly installments of approximately CAD 108 million (approximately $82 million) beginning in December 2015 through June 2017. In December 2016, our subsidiary made its fifth quarterly installment of security for approximately CAD 37.6 million (approximately $28.6 million) into a court trust. This payment is included in other assets on the consolidated balance sheets and in cash used in operating activities in the consolidated statements of cash flows. The Court of Appeal ordered that the security is payable upon a final judgment of the Court of Appeal affirming the trial court’s judgment or upon further order of the Court of Appeal. The Court of Appeal heard oral arguments on the merits appeal in November 2016. Our subsidiary and PMI believe that the findings of liability and damages were incorrect and should ultimately be set aside on any one of many grounds, including the following: (i) holding that defendants violated Quebec law by failing to warn class members of the risks of smoking even after the court found that class members knew, or should have known, of the risks, (ii) finding that plaintiffs were not required to prove that defendants’ alleged misconduct caused injury to each class member in direct contravention of binding precedent, (iii) creating a factual presumption, without any evidence from class members or otherwise, that defendants’ alleged misconduct caused all smoking by all class members, (iv) relying on epidemiological evidence that did not meet recognized scientific standards, and (v) awarding punitive damages to punish defendants without proper consideration as to whether punitive damages were necessary to deter future misconduct.

In the third class action pending in Canada, Kunta v. Canadian Tobacco Manufacturers' Council, et al., The Queen's Bench, Winnipeg, Canada, filed June 12, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and chronic obstructive pulmonary disease (“COPD”), severe asthma, and mild reversible lung disease resulting from the use of tobacco products. She is seeking compensatory and punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, as well as restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. In September 2009, plaintiff's counsel informed defendants that he did not anticipate taking any action in this case while he pursues the class action filed in Saskatchewan (see description of Adams, below).

In the fourth class action pending in Canada, Adams v. Canadian Tobacco Manufacturers' Council, et al., The Queen's Bench, Saskatchewan, Canada, filed July 10, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and COPD resulting from the use of tobacco products. She is seeking compensatory and punitive damages on behalf of a proposed class comprised of all smokers who have smoked a minimum of 25,000 cigarettes and have allegedly suffered, or suffer, from COPD, emphysema, heart disease, or cancer, as well as restitution of profits. Preliminary motions are pending.

In the fifth class action pending in Canada, Semple v. Canadian Tobacco Manufacturers' Council, et al., The Supreme Court (trial court), Nova Scotia, Canada, filed June 18, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges his own addiction to tobacco products and COPD resulting from the use of tobacco products. He is seeking compensatory and punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, as well as restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. No activity in this case is anticipated while plaintiff's counsel pursues the class action filed in Saskatchewan (see description of Adams, above).

In the sixth class action pending in Canada, Dorion v. Canadian Tobacco Manufacturers' Council, et al., The Queen's Bench, Alberta, Canada, filed June 15, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and chronic bronchitis and severe sinus infections resulting from the use of tobacco products. She is seeking compensatory and punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. To date, we, our subsidiaries, and our indemnitees have not been properly served with the complaint. No activity in this case is anticipated while plaintiff's counsel pursues the class action filed in Saskatchewan (see description of Adams, above).

In the seventh class action pending in Canada, McDermid v. Imperial Tobacco Canada Limited, et al., Supreme Court, British Columbia, Canada, filed June 25, 2010, we, our subsidiaries, and our indemnitees (PM USA and Altria), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges his own addiction to tobacco products and heart disease resulting from the use of tobacco products. He is seeking compensatory and punitive damages on behalf of a proposed class comprised of all smokers who were alive on June 12, 2007, and who suffered from heart disease allegedly caused by smoking, their estates, dependents and family members, plus disgorgement of revenues earned by the defendants from January 1, 1954, to the date the claim was filed.

In the eighth class action pending in Canada, Bourassa v. Imperial Tobacco Canada Limited, et al., Supreme Court, British Columbia, Canada, filed June 25, 2010, we, our subsidiaries, and our indemnitees (PM USA and Altria), and other members of the industry are defendants. The plaintiff, the heir to a deceased smoker, alleges that the decedent was addicted to tobacco products and suffered from emphysema resulting from the use of tobacco products. She is seeking compensatory and punitive damages on behalf of a proposed class comprised of all smokers who were alive on June 12, 2007, and who suffered from chronic respiratory diseases allegedly caused by smoking, their estates, dependents and family members, plus disgorgement of revenues earned by the defendants from January 1, 1954, to the date the claim was filed. In December 2014, plaintiff filed an amended statement of claim.

In the ninth class action pending in Canada, Suzanne Jacklin v. Canadian Tobacco Manufacturers' Council, et al., Ontario Superior Court of Justice, filed June 20, 2012, we, our subsidiaries, and our indemnitees (PM USA and Altria), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and COPD resulting from the use of tobacco products. She is seeking compensatory and punitive damages on behalf of a proposed class comprised of all smokers who have smoked a minimum of 25,000 cigarettes and have allegedly suffered, or suffer, from COPD, heart disease, or cancer, as well as restitution of profits. Plaintiff's counsel has indicated that he does not intend to take any action in this case in the near future.

Health Care Cost Recovery Litigation: These cases, brought by governmental and non-governmental plaintiffs, seek reimbursement of health care cost expenditures allegedly caused by tobacco products. Plaintiffs' allegations of liability in these cases are based on various theories of recovery including unjust enrichment, negligence, negligent design, strict liability, breach of express and implied warranties, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, defective product, failure to warn, sale of cigarettes to minors, and claims under statutes governing competition and deceptive trade practices. Plaintiffs in these cases seek various forms of relief including compensatory and other damages, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, remoteness of injury, failure to state a claim, adequate remedy at law, “unclean hands” (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), and statute of limitations.

As of December 31, 2016, there were 16 health care cost recovery cases pending against us, our subsidiaries or indemnitees in Canada (10), Korea (1) and Nigeria (5), compared with 16 such cases on December 31, 2015 and 15 such cases on December 31, 2014.

In the first health care cost recovery case pending in Canada, Her Majesty the Queen in Right of British Columbia v. Imperial Tobacco Limited, et al., Supreme Court, British Columbia, Vancouver Registry, Canada, filed January 24, 2001, we, our subsidiaries, our indemnitee (PM USA), and other members of the industry are defendants. The plaintiff, the government of the province of British Columbia, brought a claim based upon legislation enacted by the province authorizing the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, resulting from a “tobacco related wrong.” The Supreme Court of Canada has held that the statute is constitutional. We and certain other non-Canadian defendants challenged the jurisdiction of the court. The court rejected the jurisdictional challenge. Pre-trial discovery is ongoing.

In the second health care cost recovery case filed in Canada, Her Majesty the Queen in Right of New Brunswick v. Rothmans Inc., et al., Court of Queen's Bench of New Brunswick, Trial Court, New Brunswick, Fredericton, Canada, filed March 13, 2008, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of New Brunswick based on legislation enacted in the province. This legislation is similar to the law introduced in British Columbia that authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Pre-trial discovery is ongoing. In September 2016,  the trial court entered a consent order establishing a discovery timetable that contemplates the province of New Brunswick applying by September 2017 for a trial date.

In the third health care cost recovery case filed in Canada, Her Majesty the Queen in Right of Ontario v. Rothmans Inc., et al., Ontario Superior Court of Justice, Toronto, Canada, filed September 29, 2009, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of Ontario based on legislation enacted in the province. This legislation is similar to the laws introduced in British Columbia and New Brunswick that authorize the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Pre-trial discovery is ongoing.

In the fourth health care cost recovery case filed in Canada, Attorney General of Newfoundland and Labrador v. Rothmans Inc., et al., Supreme Court of Newfoundland and Labrador, St. Johns, Canada, filed February 8, 2011, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of Newfoundland and Labrador based on legislation enacted in the province that is similar to the laws introduced in British Columbia, New Brunswick and Ontario. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Pre-trial discovery is ongoing.

In the fifth health care cost recovery case filed in Canada, Attorney General of Quebec v. Imperial Tobacco Limited, et al., Superior Court of Quebec, Canada, filed June 8, 2012, we, our subsidiary, our indemnitee (PM USA), and other members of the industry are defendants. The claim was filed by the government of the province of Quebec based on legislation enacted in the province that is similar to the laws enacted in several other Canadian provinces. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Pre-trial discovery is ongoing.

In the sixth health care cost recovery case filed in Canada, Her Majesty in Right of Alberta v. Altria Group, Inc., et al., Supreme Court of Queen's Bench Alberta, Canada, filed June 8, 2012, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of Alberta based on legislation enacted in the province that is similar to the laws enacted in several other Canadian provinces. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Pre-trial discovery is ongoing.

In the seventh health care cost recovery case filed in Canada, Her Majesty the Queen in Right of the Province of Manitoba v. Rothmans, Benson & Hedges, Inc., et al., The Queen's Bench, Winnipeg Judicial Centre, Canada, filed May 31, 2012, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of Manitoba based on legislation enacted in the province that is similar to the laws enacted in several other Canadian provinces. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Defendants filed their defenses in September 2014. Pre-trial discovery is ongoing.

In the eighth health care cost recovery case filed in Canada, The Government of Saskatchewan v. Rothmans, Benson & Hedges Inc., et al., Queen's Bench, Judicial Centre of Saskatchewan, Canada, filed June 8, 2012, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of Saskatchewan based on legislation enacted in the province that is similar to the laws enacted in several other Canadian provinces. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Defendants filed their defenses in February 2015. Discovery is scheduled to begin in 2017.

In the ninth health care cost recovery case filed in Canada, Her Majesty the Queen in Right of the Province of Prince Edward Island v. Rothmans, Benson & Hedges Inc., et al., Supreme Court of Prince Edward Island (General Section), Canada, filed September 10, 2012, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of Prince Edward Island based on legislation enacted in the province that is similar to the laws enacted in several other Canadian provinces. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Defendants filed their defenses in February 2015. Discovery is scheduled to begin in 2017.

In the tenth health care cost recovery case filed in Canada, Her Majesty the Queen in Right of the Province of Nova Scotia v. Rothmans, Benson & Hedges Inc., et al., Supreme Court of Nova Scotia, Canada, filed January 2, 2015, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of Nova Scotia based on legislation enacted in the province that is similar to the laws enacted in several other Canadian provinces. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Defendants filed their defenses in July 2015. Discovery is scheduled to begin in 2017.

In the first health care cost recovery case in Nigeria, The Attorney General of Lagos State v. British American Tobacco (Nigeria) Limited, et al., High Court of Lagos State, Lagos, Nigeria, filed March 13, 2008, we and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. We are in the process of making challenges to service and the court's jurisdiction. Currently, the case is stayed in the trial court pending the appeals of certain co-defendants relating to service objections.

In the second health care cost recovery case in Nigeria, The Attorney General of Kano State v. British American Tobacco (Nigeria) Limited, et al., High Court of Kano State, Kano, Nigeria, filed May 9, 2007, we and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. We are in the process of making challenges to service and the court's jurisdiction. Currently, the case is stayed in the trial court pending the appeals of certain co-defendants relating to service objections.

In the third health care cost recovery case in Nigeria, The Attorney General of Gombe State v. British American Tobacco (Nigeria) Limited, et al., High Court of Gombe State, Gombe, Nigeria, filed October 17, 2008, we and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. In February 2011, the court ruled that the plaintiff had not complied with the procedural steps necessary to serve us. As a result of this ruling, plaintiff must re-serve its claim. We have not yet been re-served.

In the fourth health care cost recovery case in Nigeria, The Attorney General of Oyo State, et al., v. British American Tobacco (Nigeria) Limited, et al., High Court of Oyo State, Ibadan, Nigeria, filed May 25, 2007, we and other members of the industry are defendants. Plaintiffs seek reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. We challenged service as improper. In June 2010, the court ruled that plaintiffs did not have leave to serve the writ of summons on the defendants and that they must re-serve the writ. We have not yet been re-served.

In the fifth health care cost recovery case in Nigeria, The Attorney General of Ogun State v. British American Tobacco (Nigeria) Limited, et al., High Court of Ogun State, Abeokuta, Nigeria, filed February 26, 2008, we and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. In May 2010, the trial court rejected our service objections. We have appealed.

In the health care cost recovery case in Korea, the National Health Insurance Service v. KT&G, et. al., filed April 14, 2014, our subsidiary and other Korean manufacturers are defendants. Plaintiff alleges that defendants concealed the health hazards of smoking, marketed to youth, added ingredients to make their products more harmful and addictive, and misled consumers into believing that Lights cigarettes are safer than regular cigarettes. The National Health Insurance Service seeks to recover approximately $53.7 million allegedly incurred in treating 3,484 patients with small cell lung cancer, squamous cell lung cancer, and squamous cell laryngeal cancer from 2003 to 2012. The case is now in the evidentiary phase.

Lights Cases: These cases, brought by individual plaintiffs, allege that the use of the term “lights” constitutes fraudulent and misleading conduct. Plaintiffs' allegations of liability in these cases are based on various theories of recovery including misrepresentation, deception, and breach of consumer protection laws. Plaintiffs seek various forms of relief including restitution, injunctive relief, and compensatory and other damages. Defenses raised include lack of causation, lack of reliance, assumption of the risk, and statute of limitations.

As of December 31, 2016, there were 3 lights cases brought by individual plaintiffs pending against our subsidiaries or indemnitees in Chile (2) and Italy (1), compared with 3 such cases on December 31, 2015, and 2 such cases on December 31, 2014.

Public Civil Actions: Claims have been filed either by an individual, or a public or private entity, seeking to protect collective or individual rights, such as the right to health, the right to information or the right to safety. Plaintiffs' allegations of liability in these cases are based on various theories of recovery including product defect, concealment, and misrepresentation. Plaintiffs in these cases seek various forms of relief including injunctive relief such as banning cigarettes, descriptors, smoking in certain places and advertising, as well as implementing communication campaigns and reimbursement of medical expenses incurred by public or private institutions.

As of December 31, 2016, there were 2 public civil actions pending against our subsidiaries in Argentina (1) and Venezuela (1), compared with 3 such cases on December 31, 2015, and 2 such cases on December 31, 2014.

In the public civil action in Argentina, Asociación Argentina de Derecho de Danos v. Massalin Particulares S.A., et al., Civil Court of Buenos Aires, Argentina, filed February 26, 2007, our subsidiary and another member of the industry are defendants. The plaintiff, a consumer association, seeks the establishment of a relief fund for reimbursement of medical costs associated with diseases allegedly caused by smoking. Our subsidiary filed its answer in September 2007. In March 2010, the case file was transferred to the Federal Court on Administrative Matters after the Civil Court granted plaintiff's request to add the national government as a co-plaintiff in the case. The case is currently in the evidentiary stage.

In the public civil action in Venezuela, Federation of Consumers and Users Associations (“FEVACU”), et al. v. National Assembly of Venezuela and the Venezuelan Ministry of Health, Constitutional Chamber of the Venezuelan Supreme Court, filed April 29, 2008, we were not named as a defendant, but the plaintiffs published a notice pursuant to court order, notifying all interested parties to appear in the case. In January 2009, our subsidiary appeared in the case in response to this notice. The plaintiffs purport to represent the right to health of the citizens of Venezuela and claim that the government failed to protect adequately its citizens' right to health. The claim asks the court to order the government to enact stricter regulations on the manufacture and sale of tobacco products. In addition, the plaintiffs ask the court to order companies involved in the tobacco industry to allocate a percentage of their “sales or benefits” to establish a fund to pay for the health care costs of treating smoking-related diseases. In October 2008, the court ruled that plaintiffs have standing to file the claim and that the claim meets the threshold admissibility requirements. In December 2012, the court admitted our subsidiary and BAT's subsidiary as interested third parties. In February 2013, our subsidiary answered the complaint.

Other Litigation

The Department of Special Investigations of the government of Thailand ("DSI") conducted an investigation into alleged underpayment by our subsidiary, Philip Morris (Thailand) Limited ("PM Thailand"), of customs duties and excise taxes relating to imports from the Philippines covering the period 2003-2007. On January 18, 2016, the Public Prosecutor filed charges against our subsidiary and seven former and current employees in the Bangkok Criminal Court alleging that PM Thailand and the individual defendants jointly and with the intention to defraud the Thai government, underdeclared import prices of cigarettes to avoid full payment of taxes and duties in connection with 272 import entries of cigarettes from the Philippines during the period of July 2003 to June 2006. The government is seeking a fine of approximately THB 80.8 billion (approximately $2.29 billion). The case is in the pre-trial evidentiary phase. Trials are scheduled to begin during the last quarter of 2017. PM Thailand believes that its declared import prices are in compliance with the Customs Valuation Agreement of the World Trade Organization and Thai law and that the allegations of the Public Prosecutor are inconsistent with several decisions already taken by Thai Customs and other Thai governmental agencies.

The DSI also conducted an investigation into alleged underpayment by PM Thailand of customs duties and excise taxes relating to imports from Indonesia covering the period 2000-2003. On January 26, 2017, the Public Prosecutor filed charges against PM Thailand and its

Thai ex-employee in the Bangkok Criminal Court alleging that PM Thailand and its Thai ex-employee jointly and with the intention to defraud the Thai government underdeclared import prices of cigarettes to avoid full payment of taxes and duties in connection with 780 import entries during the period from January 2002 to July 2003. The government is seeking a fine of approximately THB 19.8 billion (approximately $561 million). The first hearing, which will focus on preliminary procedural matters, is scheduled for April 2017. PM Thailand disagrees with the allegations and believes that its declared import prices are in compliance with the Customs Valuation Agreement of the WTO and Thai law.

The South Korean Board of Audit and Inspection (“BAI”) conducted an audit of certain Korean government agencies and the tobacco industry into whether inventory movements ahead of the January 1, 2015 increase of cigarette-related taxes by tobacco companies, including Philip Morris Korea Inc. ("PM Korea"), our South Korean affiliate, were in compliance with South Korean tax laws. In November 2016, the tax authorities completed their audit and assessed allegedly underpaid taxes and penalties.  In order to avoid nonpayment charges, PM Korea paid the total amount that the tax authorities demanded, namely, approximately KRW 100 billion (approximately $85 million)  in December 2016 and  KRW 118 billion (approximately $101 million) in January 2017.  The total demanded amount is included in other assets, and the January 2017 payment is included in accrued liabilities, in the consolidated balance sheets for the year ended 2016.  The December 2016 payment is reflected in cash used in operating activities in the consolidated statements of cash flows for the year ended 2016.  In the beginning of 2017, PM Korea received demand notices from other government authorities for other amounts of approximately KRW 54 billion (approximately $47 million) in the aggregate.  PM Korea will appeal the assessments. The tax authorities have also referred the matter to the Public Prosecutor, who will further investigate and decide whether to file criminal charges against PM Korea and/or other alleged co-offenders. If the Public Prosecutor decides to prosecute, it may seek up to three times the underpaid tax for company criminal penalties and up to five times the underpaid tax for individual criminal penalties. PM Korea believes that it has paid cigarette-related taxes in compliance with the South Korean tax laws. In addition, the South Korean Ministry of Strategy and Finance (“MOSF”) filed a criminal complaint with the Public Prosecutor against PM Korea and its managing director. In its criminal complaint, the MOSF alleged that PM Korea exceeded the monthly product withdrawal limits that the MOSF had set in its notice. The Public Prosecutor will investigate the MOSF’s criminal complaint and decide whether to prosecute.  PM Korea disagrees with the MOSF’s allegations.

We are also involved in additional litigation arising in the ordinary course of our business. While the outcomes of these proceedings are uncertain, management does not expect that the ultimate outcomes of other litigation, including any reasonably possible losses in excess of current accruals, will have a material adverse effect on our consolidated results of operations, cash flows or financial position.

Note 20.

Balance Sheet Offsetting:

Derivative Financial Instruments

PMI uses foreign exchange contracts and interest rate contracts to mitigate its exposure to changes in exchange and interest rates from third-party and intercompany actual and forecasted transactions. Substantially all of PMI's derivative financial instruments are subject to master netting arrangements, whereby the right to offset occurs in the event of default by a participating party. While these contracts contain the enforceable right to offset through close-out netting rights, PMI elects to present them on a gross basis in the consolidated balance sheets. Collateral associated with these arrangements is in the form of cash and is unrestricted. See Note 15. Financial Instruments for disclosures related to PMI's derivative financial instruments.

The effects of these derivative financial instrument assets and liabilities on PMI's consolidated balance sheets were as follows:

(in millions)	Gross Amounts Recognized	Gross Amount Offset in the Consolidated Balance Sheet	Net Amounts Presented in the Consolidated Balance Sheet	Gross Amounts Not Offset in the Consolidated Balance Sheet		Net Amount
				Financial Instruments	Cash Collateral Received/Pledged

At December 31, 2016
Assets
Foreign exchange contracts	$813	$—	$813	$(126)	$(607)	$80
Liabilities
Foreign exchange contracts	$163	$—	$163	$(126)	$(31)	$6
At December 31, 2015
Assets
Foreign exchange contracts	$574	$—	$574	$(131)	$(432)	$11
Liabilities
Foreign exchange contracts	$172	$—	$172	$(131)	$(30)	$11

Note 21.

Sale of Accounts Receivable:

To mitigate risk and enhance cash and liquidity management PMI sells trade receivables to unaffiliated financial institutions. These arrangements allow PMI to sell, on an ongoing basis, certain trade receivables without recourse. The trade receivables sold are generally short-term in nature and are removed from the consolidated balance sheets. PMI sells trade receivables under two types of arrangements, servicing and non-servicing. For servicing arrangements, PMI continues to service the sold trade receivables on an administrative basis and does not act on behalf of the unaffiliated financial institutions. When applicable, a servicing liability is recorded for the estimated fair value of the servicing. The amounts associated with the servicing liability were not material for the years ended December 31, 2016 and 2015. Under the non-servicing arrangements, PMI does not provide any administrative support or servicing after the trade receivables have been sold to the unaffiliated financial institutions.
Cumulative trade receivables sold, including excise taxes, for the years ended December 31, 2016 and 2015, were $9,447 million and $3,299 million, respectively. PMI’s operating cash flows were positively impacted by the amount of the trade receivables sold and derecognized from the consolidated balance sheets, which remained outstanding with the unaffiliated financial institutions. The trade receivables sold that remained outstanding under these arrangements as of December 31, 2016, 2015 and 2014, were $729 million, $888 million and $120 million, respectively. The net proceeds received are included in cash provided by operating activities in the consolidated statements of cash flows. The difference between the carrying amount of the trade receivables sold and the sum of the cash received is recorded as a loss on sale of trade receivables within marketing, administration and research costs in the consolidated statements of earnings. For the years ended December 31, 2016, 2015 and 2014 the loss on sale of trade receivables was immaterial.

Note 22.

New Accounting Standards:

On February 25, 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ASU 2016-02, “Leases” (“ASU 2016-02”). ASU 2016-02 requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Additionally, ASU 2016-02 modifies current guidance for lessors' accounting. ASU 2016-02 is effective for interim and annual reporting periods beginning on or after January 1, 2019, with early adoption permitted. PMI is currently assessing the impact that the adoption of ASU 2016-02 will have on its financial position or results of operations.

On January 5, 2016, the FASB issued Accounting Standard Update ASU 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). ASU 2016-01 will require equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. Additionally, ASU 2016-01 also changes certain disclosure requirements and other aspects of current U.S. GAAP. ASU 2016-01 is effective for interim and annual reporting periods beginning on or after January 1, 2018. PMI is currently assessing its cost method investments and the impact that the adoption of ASU 2016-01 will have on its financial position or results of operations.

On November 20, 2015, the FASB issued Accounting Standard Update ASU 2015-17, “Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). ASU 2015-17 requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. ASU 2015-17 is effective for interim and annual reporting periods beginning on or after January 1, 2017, with early adoption permitted. PMI elected to adopt ASU 2015-17 prospectively as of October 1, 2016. Prior periods have not been retrospectively adjusted. Had ASU 2015-17 been adopted retrospectively, the amounts in the consolidated balance sheets as of December 31, 2015, would have been as follows:

	At December 31, 2015
(in millions)	As Reported	Retrospective Adoption
Assets
Current deferred income taxes	$488	$—
Noncurrent deferred income taxes	$360	$769
Other assets	$1,143	$1,143
Total assets	$33,956	$33,877

Liabilities
Current deferred income taxes	$206	$—
Noncurrent deferred income taxes	$1,543	$1,670
Total liabilities	$45,432	$45,353

The adoption of ASU 2015-17 did not have a material impact on PMI’s consolidated results of operations, financial position or cash flows.

On May 28, 2014, the FASB issued Accounting Standards Update ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 contains principles that an entity will need to apply to determine the measurement of revenue and timing of when it is recognized. The underlying principle is that an entity will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Entities can apply the final standard using one of the following two methods:

1.	retrospectively to each prior period presented; or

2.
retrospectively, with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application, with additional disclosures in reporting periods that include the date of initial application.

ASU 2014-09 is effective for interim and annual reporting periods beginning on or after January 1, 2017. In July 2015, the FASB approved a proposal which allows for a deferral of the implementation until January 1, 2018, and permits early application, but not before the original effective date of January 1, 2017. PMI plans to adopt ASU 2014-09 on January 1, 2018, and does not expect the adoption to have a material impact on its consolidated financial position or results of operations. Following the release of ASU 2016-12 in May 2016, which provided some practical expedients to the original standard, PMI is continuing to assess the standard’s policy election for gross versus net presentation of excise taxes and, related to this assessment, the method of adoption.

Note 23.

Quarterly Financial Data (Unaudited):

	2016 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$16,788	$19,041	$19,935	$19,189
Gross profit	$3,987	$4,285	$4,550	$4,472
Net earnings attributable to PMI	$1,530	$1,788	$1,938	$1,711
Per share data:
Basic EPS	$0.98	$1.15	$1.25	$1.10
Diluted EPS	$0.98	$1.15	$1.25	$1.10
Dividends declared	$1.02	$1.02	$1.04	$1.04
Market price:
— High	$99.53	$102.55	$104.20	$98.21
— Low	$84.46	$95.91	$96.95	$86.78

	2015 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$17,352	$18,763	$19,422	$18,371
Gross profit	$4,387	$4,481	$4,544	$4,017
Net earnings attributable to PMI	$1,795	$1,887	$1,942	$1,249
Per share data:
Basic EPS	$1.16	$1.21	$1.25	$0.80
Diluted EPS	$1.16	$1.21	$1.25	$0.80
Dividends declared	$1.00	$1.00	$1.02	$1.02
Market price:
— High	$85.29	$86.91	$86.51	$90.27
— Low	$75.30	$75.27	$76.54	$78.41

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.